Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BlackRock, Inc.:

We have audited the accompanying consolidated statements of financial condition of BlackRock, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BlackRock, Inc. and subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2016 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York

February 26, 2016

BlackRock, Inc.

Consolidated Statements of Financial Condition

(in millions, except shares and per share data)	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$6,083	$5,723
Accounts receivable	2,237	2,120
Investments	1,578	1,921
Assets of consolidated variable interest entities:
Cash and cash equivalents	148	278
Investments	1,030	3,320
Other assets	67	32
Separate account assets	150,851	161,287
Separate account collateral held under securities lending agreements	31,336	33,654
Property and equipment (net of accumulated depreciation of $570 and $587 at December 31, 2015 and 2014, respectively)	581	467
Intangible assets (net of accumulated amortization of $745 and $1,040 at December 31, 2015 and 2014, respectively)	17,372	17,344
Goodwill	13,123	12,961
Other assets	855	685
Total assets	$225,261	$239,792
Liabilities
Accrued compensation and benefits	$1,971	$1,865
Accounts payable and accrued liabilities	1,068	1,035
Liabilities of consolidated variable interest entities:
Borrowings	—	3,389
Other liabilities	177	245
Borrowings	4,930	4,922
Separate account liabilities	150,851	161,287
Separate account collateral liabilities under securities lending agreements	31,336	33,654
Deferred income tax liabilities	4,851	4,989
Other liabilities	1,033	886
Total liabilities	196,217	212,272
Commitments and contingencies (Note 13)
Temporary equity
Redeemable noncontrolling interests	464	35
Permanent Equity
BlackRock, Inc. stockholders’ equity
Common stock, $ 0.01 par value;	2	2

Shares authorized: 500,000,000 at December 31, 2015 and 2014; Shares issued: 171,252,185 at

   December 31, 2015 and 2014; Shares outstanding: 163,461,064 and 164,786,788 at

   December 31, 2015 and 2014, respectively;

Series B nonvoting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 150,000,000 at December 31, 2015 and 2014; Shares issued and outstanding: 823,188 at December 31, 2015 and 2014;
Series C nonvoting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 6,000,000 at December 31, 2015 and 2014; Shares issued and outstanding: 1,311,887 at December 31, 2015 and 2014
Additional paid-in capital	19,405	19,386
Retained earnings	12,033	10,164
Appropriated retained earnings	—	(19)
Accumulated other comprehensive loss	(448)	(273)
Treasury stock, common, at cost (7,791,121 and 6,465,397 shares held at December 31, 2015 and 2014, respectively)	(2,489)	(1,894)
Total BlackRock, Inc. stockholders’ equity	28,503	27,366
Nonredeemable noncontrolling interests	77	119
Total permanent equity	28,580	27,485
Total liabilities, temporary equity and permanent equity	$225,261	$239,792

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Income

	Year ended December 31,
(in millions, except shares and per share data)	2015	2014	2013
Revenue
Investment advisory, administration fees and securities lending revenue:
Related parties	$6,875	$6,738	$5,991
Other third parties	2,965	2,851	2,748
Total investment advisory, administration fees and securities lending revenue	9,840	9,589	8,739
Investment advisory performance fees	621	550	561
BlackRock Solutions and advisory	646	635	577
Distribution fees	55	70	73
Other revenue	239	237	230
Total revenue	11,401	11,081	10,180
Expense
Employee compensation and benefits	4,005	3,829	3,560
Distribution and servicing costs	409	364	353
Amortization of deferred sales commissions	48	56	52
Direct fund expenses	767	748	657
General and administration	1,380	1,453	1,540
Amortization of intangible assets	128	157	161
Total expense	6,737	6,607	6,323
Operating income	4,664	4,474	3,857
Nonoperating income (expense)
Net gain (loss) on investments	58	165	305
Net gain (loss) on consolidated variable interest entities	58	(41)	—
Interest and dividend income	26	29	22
Interest expense	(204)	(232)	(211)
Total nonoperating income (expense)	(62)	(79)	116
Income before income taxes	4,602	4,395	3,973
Income tax expense	1,250	1,131	1,022
Net income	3,352	3,264	2,951
Less:
Net income (loss) attributable to redeemable noncontrolling interests	1	2	(1)
Net income (loss) attributable to nonredeemable noncontrolling interests	6	(32)	20
Net income attributable to BlackRock, Inc.	$3,345	$3,294	$2,932
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$20.10	$19.58	$17.23
Diluted	$19.79	$19.25	$16.87
Cash dividends declared and paid per share	$8.72	$7.72	$6.72
Weighted-average common shares outstanding:
Basic	166,390,009	168,225,154	170,185,870
Diluted	169,038,571	171,112,261	173,828,902

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Comprehensive Income

	Year ended December 31,
(in millions)	2015	2014	2013
Net income	$3,352	$3,264	$2,951
Other comprehensive income:
Change in net unrealized gains (losses) from available-for-sale investments, net of tax:
Unrealized holding gains (losses)(1)	(1)	3	4
Less: reclassification adjustment included in net income(1)	2	8	13
Net change from available-for-sale investments	(3)	(5)	(9)
Benefit plans, net	1	(2)	10
Foreign currency translation adjustments(2)	(173)	(231)	23
Other comprehensive income (loss)	(175)	(238)	24
Comprehensive income	3,177	3,026	2,975
Less: Comprehensive income (loss) attributable to noncontrolling interests	7	(30)	19
Comprehensive income attributable to BlackRock, Inc.	$3,170	$3,056	$2,956

(1)	The tax benefit (expense) was not material in 2015, 2014 and 2013.
(2)	Amount for the year ended December 31, 2015 includes gains from a net investment hedge of $19 million, net of tax of $11 million.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(in millions)	Additional Paid-in Capital(1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock Common	Total BlackRock Stockholders’ Equity	Nonredeemable Noncontrolling Interests	Total Permanent Equity	Redeemable Noncontrolling Interests / Temporary Equity
December 31, 2012	$19,421	$6,444	$29	$(59)	$(432)	$25,403	$182	$25,585	$32
Net income	—	2,932	—	—	—	2,932	20	2,952	(1)
Consolidation of a collateralized loan obligation	—	—	(4)	—	—	(4)	—	(4)	—
Allocation of gains (losses) of consolidated collateralized loan obligations	—	—	(3)	—	—	(3)	3	—	—
Dividends paid	—	(1,168)	—	—	—	(1,168)	—	(1,168)	—
Stock-based compensation	447	—	—	—	1	448	—	448	—
Issuance of common shares related to employee stock transactions	(429)	—	—	—	464	35	—	35	—
Employee tax withholdings related to employee stock transactions	—	—	—	—	(243)	(243)	—	(243)	—
Shares repurchased	—	—	—	—	(1,000)	(1,000)	—	(1,000)	—
Net tax benefit (shortfall) from stock-based compensation	36	—	—	—	—	36	—	36	—
Subscriptions (redemptions/distributions) — noncontrolling interest holders	—	—	—	—	—	—	66	66	137
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	(115)	(115)	(114)
Other comprehensive income (loss)	—	—	—	24	—	24	—	24	—
December 31, 2013	$19,475	$8,208	$22	$(35)	$(1,210)	$26,460	$156	$26,616	$54
Net income	—	3,294	—	—	—	3,294	(32)	3,262	2
Allocation of gains (losses) of consolidated collateralized loan obligations	—	—	(41)	—	—	(41)	41	—	—
Dividends paid	—	(1,338)	—	—	—	(1,338)	—	(1,338)	—
Stock-based compensation	453	—	—	—	—	453	—	453	—
Issuance of common shares related to employee stock transactions	(646)	—	—	—	660	14	—	14	—
Employee tax withholdings related to employee stock transactions	—	—	—	—	(344)	(344)	—	(344)	—
Shares repurchased	—	—	—	—	(1,000)	(1,000)	—	(1,000)	—
Net tax benefit (shortfall) from stock-based compensation	106	—	—	—	—	106	—	106	—
Subscriptions (redemptions/distributions) — noncontrolling interest holders	—	—	—	—	—	—	(46)	(46)	248
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	—	(269)
Other comprehensive income (loss)	—	—	—	(238)	—	(238)	—	(238)	—
December 31, 2014	$19,388	$10,164	$(19)	$(273)	$(1,894)	$27,366	$119	$27,485	$35

(1)	Amounts include $2 million of common stock at December 31, 2014, 2013 and 2012.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(in millions)	Additional Paid-in Capital(1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock Common	Total BlackRock Stockholders’ Equity	Nonredeemable Noncontrolling Interests	Total Permanent Equity	Redeemable Noncontrolling Interests / Temporary Equity
December 31, 2014	$19,388	$10,164	$(19)	$(273)	$(1,894)	$27,366	$119	$27,485	$35
Net income	—	3,345	—	—	—	3,345	6	3,351	1
Net consolidation (deconsolidation) of VIEs due to adoption of new accounting pronouncement	—	—	19	—	—	19	(8)	11	194
Dividends paid	—	(1,476)	—	—	—	(1,476)	—	(1,476)	—
Stock-based compensation	514	—	—	—	—	514	—	514	—
Issuance of common shares related to employee stock transactions	(600)	—	—	—	736	136	—	136	—
Employee tax withholdings related to employee stock transactions	—	—	—	—	(231)	(231)	—	(231)	—
Shares repurchased	—	—	—	—	(1,100)	(1,100)	—	(1,100)	—
Net tax benefit (shortfall) from stock-based compensation	105	—	—	—	—	105	—	105	—
Subscriptions (redemptions/distributions) — noncontrolling interest holders	—	—	—	—	—	—	(34)	(34)	518
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	(6)	(6)	(284)
Other comprehensive income (loss)	—	—	—	(175)	—	(175)	—	(175)	—
December 31, 2015	$19,407	$12,033	$—	$(448)	$(2,489)	$28,503	$77	$28,580	$464

(1)	Amounts include $2 million of common stock at both December 31, 2015 and 2014.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Cash Flows

(in millions)	Year ended December 31,
	2015	2014	2013
Cash flows from operating activities
Net income	$3,352	$3,264	$2,951
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	247	278	291
Amortization of deferred sales commissions	48	56	52
Stock-based compensation	514	453	448
Deferred income tax expense (benefit)	(156)	(104)	(193)
Other gains	(40)	—	—
Net (gains) losses on nontrading investments	12	(37)	(73)
Purchases of investments within consolidated sponsored investment funds	(1)	(160)	(195)
Proceeds from sales and maturities of investments within consolidated sponsored investment funds	2	137	145
Gain related to PennyMac initial public offering	—	—	(39)
Gain related to the charitable contribution	—	—	(80)
Charitable contribution	—	—	124
Assets and liabilities of consolidated VIEs:
Change in cash and cash equivalents	(98)	168	143
Net (gains) losses within consolidated VIEs	(58)	41	—
Net (purchases) proceeds within consolidated VIEs	(227)	(599)	142
(Earnings) losses from equity method investees	(91)	(158)	(158)
Distributions of earnings from equity method investees	41	57	80
Other adjustments	1	5	10
Changes in operating assets and liabilities:
Accounts receivable	(154)	78	14
Investments, trading	(584)	(416)	(218)
Other assets	(123)	5	(92)
Accrued compensation and benefits	98	101	203
Accounts payable and accrued liabilities	14	(69)	7
Other liabilities	207	(13)	80
Cash flows from operating activities	3,004	3,087	3,642
Cash flows from investing activities
Purchases of investments	(330)	(369)	(412)
Proceeds from sales and maturities of investments	456	654	286
Distributions of capital from equity method investees	66	143	83
Net consolidations (deconsolidations) of sponsored investment funds	(163)	(123)	(48)
Acquisitions, net of cash acquired	(273)	—	(298)
Purchases of property and equipment	(221)	(66)	(94)
Cash flows from investing activities	(465)	239	(483)
Cash flows from financing activities
Repayments of short-term borrowings	—	—	(100)
Repayments of long-term borrowings	(750)	(1,000)	(750)
Proceeds from long-term borrowings	787	997	—
Cash dividends paid	(1,476)	(1,338)	(1,168)
Proceeds from stock options exercised	126	4	28
Repurchases of common stock	(1,331)	(1,344)	(1,243)
Net proceeds from (repayments of) borrowings by consolidated VIEs	—	512	(410)
Net (redemptions/distributions paid)/subscriptions received from noncontrolling interest holders	484	202	203
Excess tax benefit from stock-based compensation	105	106	41
Other financing activities	(9)	—	7
Cash flows from financing activities	(2,064)	(1,861)	(3,392)
Effect of exchange rate changes on cash and cash equivalents	(115)	(132)	17
Net increase (decrease) in cash and cash equivalents	360	1,333	(216)
Cash and cash equivalents, beginning of year	5,723	4,390	4,606
Cash and cash equivalents, end of year	$6,083	$5,723	$4,390
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$194	$216	$202
Interest on borrowings of consolidated VIEs	$—	$142	$102
Income taxes (net of refunds)	$1,276	$1,227	$1,064
Supplemental schedule of noncash investing and financing transactions:
Issuance of common stock	$600	$646	$429
Increase (decrease) in noncontrolling interests due to net consolidation (deconsolidation) of sponsored investment funds	$(104)	$(269)	$(229)
Increase (decrease) in borrowings due to consolidation/deconsolidation of VIEs	$(3,389)	$585	$363

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

1. Introduction and Basis of Presentation

Business. BlackRock, Inc. (together, with its subsidiaries, unless the context otherwise indicates, “BlackRock” or the “Company”) is a leading publicly traded investment management firm providing a broad range of investment and risk management services to institutional and retail clients worldwide.

BlackRock’s diverse platform of active (alpha) and index (beta) investment strategies across asset classes enables the Company to tailor investment outcomes and asset allocation solutions for clients. Product offerings include single- and multi-asset class portfolios investing in equities, fixed income, alternatives and money market instruments. Products are offered directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), separate accounts, collective investment funds and other pooled investment vehicles. BlackRock also offers the BlackRock Solutions® investment and risk management technology platform, Aladdin®, risk analytics and advisory services and solutions to a broad base of institutional investors.

At December 31, 2015, The PNC Financial Services Group, Inc. (“PNC”) held 21.1% of the Company’s voting common stock and 22.2% of the Company’s capital stock, which includes outstanding common and nonvoting preferred stock.

Basis of Presentation. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and its controlled subsidiaries. Noncontrolling interests on the consolidated statements of financial condition represents the portion of consolidated sponsored investment funds in which the Company does not have direct equity ownership. Accounts and transactions between consolidated entities have been eliminated.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting periods. Actual results could differ from those estimates.

Certain items previously reported have been reclassified to conform to the current year presentation.

2. Significant Accounting Policies

Accounting Pronouncements Adopted in 2015

Amendments to the Consolidation Analysis.    In February 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-02, Consolidation: Amendments to the Consolidation Analysis, (“ASU 2015-02”) that requires companies to reevaluate all legal entities under revised consolidation guidance. The revised consolidation rules provide guidance for evaluating: i) limited partnerships and similar entities for consolidation ii) how decision maker or service provider fees affect the consolidation analysis, iii) how interests held by related parties affect the consolidation analysis, and iv) the consolidation analysis required for certain investment funds. The consolidation guidance also provides a scope exception for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds.

The Company early adopted ASU 2015-02 using the modified retrospective method with an effective adoption date of January 1, 2015. The modified retrospective method did not require the restatement of prior year periods. In connection with the adoption of ASU 2015-02, the Company reevaluated all of its investment products for consolidation. As of January 1, 2015, the Company deconsolidated all of its previously consolidated collateralized loan obligations (“CLOs”) as its fee arrangements were no longer deemed to be variable interests and it held no other interests in these entities.

The adoption of the ASU also resulted in the consolidation of certain investment products that were not previously consolidated. Upon adoption, these products became consolidated variable interest entities (“VIEs”) as the Company is considered the party with both (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.

The impact to the consolidated statement of financial condition upon adoption was primarily the deconsolidation of approximately $3.6 billion of assets and $3.6 billion of liabilities related to certain CLOs that the Company manages with an adjustment to appropriated retained earnings of $19 million. In addition, certain investment products previously accounted for as voting rights entities (“VREs”) became VIEs under the new accounting guidance and were consolidated.

Debt Issuance Costs.    In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The Company early adopted ASU 2015-03 during 2015 on a retrospective basis, which required the restatement of prior periods. The adoption of ASU 2015-03 was not material to the consolidated financial statements.

Disclosures for Investments in Certain Entities that Calculate NAV per Share.    In May 2015, the FASB issued ASU 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (“ASU 2015-07”). ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value (“NAV”) per share practical expedient. The Company early adopted ASU 2015-07 during 2015 on a retrospective basis, which required the restatement of prior periods. As a result of the adoption, $647 million and $692 million as of December 31, 2015 and 2014, respectively, of NAV investments are no longer included in Level 2 and 3 within the fair value hierarchy.

Cash and Cash Equivalents. Cash and cash equivalents primarily consists of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less in which the Company is exposed to market and credit risk. Cash and cash equivalent balances that are legally restricted from use by the Company are recorded in other assets on the consolidated statements of financial condition. Cash balances maintained by consolidated VREs are not considered legally restricted and are included in cash and cash equivalents on the consolidated statements of financial condition. Cash balances maintained by consolidated VIEs are included in assets of consolidated variable interest entities on the consolidated statements of financial condition.

Investments. Investments in Debt and Marketable Equity Securities. BlackRock classifies debt and marketable equity investments as trading, available-for-sale, or held-to-maturity based on the Company’s intent to sell the security or, for a debt security, the Company’s intent and ability to hold the debt security to maturity.

Trading securities are those investments that are purchased principally for the purpose of selling them in the near term. Trading securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in nonoperating income (expense) on the consolidated statements of income in the period of the change.

Held-to-maturity debt securities are purchased with the positive intent and ability to be held to maturity and are recorded at amortized cost on the consolidated statements of financial condition.

Available-for-sale securities are those securities that are not classified as trading or held-to-maturity. Available-for-sale securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in the accumulated other comprehensive income (loss) component of stockholders’ equity in the period of the change. Upon the disposition of an available-for-sale security, the Company reclassifies the gain or loss on the security from accumulated other comprehensive income (loss) to nonoperating income (expense) on the consolidated statements of income.

Equity Method. For equity investments where BlackRock does not control the investee, and where it is not the primary beneficiary (“PB”) of a VIE, but can exert significant influence over the financial and operating policies of the investee, the Company follows the equity method of accounting. BlackRock’s share of the investee’s underlying net income or loss is recorded as net gain (loss) on investments within nonoperating income (expense) and as other revenue for certain strategic investments since such companies are considered to be an extension of BlackRock’s core business. BlackRock’s share of net income of the investee is recorded based upon the most current information available at the time, which may precede the date of the consolidated statement of financial condition. Distributions received from the investment reduce the Company’s carrying value of the investee and the cost basis if deemed to be a return of capital.

Cost Method. For nonmarketable equity investments where BlackRock neither controls nor has significant influence over the investee, the investments are accounted for using the cost method of accounting. Dividends received from the investment are recorded as dividend income within nonoperating income (expense).

Impairments of Investments. Management periodically assesses equity method, available-for-sale, held-to-maturity and cost investments for other-than-temporary impairment (“OTTI”). If an OTTI exists, an impairment charge is recorded in nonoperating income (expense) on the consolidated statements of the income.

For equity method, held-to-maturity and cost method investments, if circumstances indicate that an OTTI may exist, the investments are evaluated using market values, where available, or the expected future cash flows of the investment. If the Company determines an OTTI exists, an impairment charge is recognized for the excess of the carrying amount of the investment over its estimated fair value.

For available-for-sale securities, when the fair value is lower than cost, the Company considers, among other factors, the length of time the security has been in a loss position, the extent to which the security’s fair value is less than cost, the financial condition and near-term prospects of the security’s issuer and the Company’s ability and intent to hold the security for a length of time sufficient to allow for recovery of such unrealized losses. For equity securities, if the impairment is considered other-than-temporary, an impairment charge is recognized for the excess of the carrying amount of the investment over its fair value. For debt securities, the Company considers whether: (1) it has the intent to sell the security; (2) it is more likely than not that it will be required to sell the security before recovery; or (3) it expects to recover the entire amortized cost basis of the security. If the Company intends to sell the security or it is more likely than not that it will be required to sell the security, the entire difference between the amortized cost and fair value must be recognized in earnings.  If the Company does not intend to sell a security and it is not more likely than not that it will be required to sell the security but the security has suffered an impairment related to credit, the credit loss will be bifurcated from the total decline in value and recorded in earnings with the remaining portion recorded in accumulated other comprehensive income.

For the Company’s investments in CLOs, the Company reviews cash flow estimates over the life of each CLO investment.  On a quarterly basis, if the present value of the estimated future cash flows is lower than the carrying value of the investment and there is an adverse change in estimated cash flows, an impairment is considered to be other-than-temporary. An impairment charge is recognized for the excess of the carrying amount of the investment over its estimated fair value.

Consolidation.    The Company performs an analysis for investment products to determine if the product is a VIE or a VRE. Assessing whether an entity is a VIE or a VRE involves judgment and analysis. Factors considered in this assessment include the entity’s legal organization, the entity’s capital structure and equity ownership, and any related party or de facto agent implications of the Company’s involvement with the entity. Investments that are determined to be VIEs are consolidated if the Company is the PB of the entity. VREs are typically consolidated if the Company holds the majority voting interest. Upon the occurrence of certain events (such as contributions and redemptions, either by the Company, or third parties, or amendments to the governing documents of the Company’s investment products), management reviews and reconsiders its previous conclusion regarding the status of an entity as a VIE or a VRE. Additionally, management continually reconsiders whether the Company is deemed to be a VIE’s PB that consolidates such entity.

Consolidation of Variable Interest Entities.    Certain investment products for which a controlling financial interest is achieved through arrangements that do not involve or are not directly linked to voting interests are deemed VIEs. BlackRock reviews factors, including whether or not i) the entity has equity that is sufficient to permit the entity to finance its activities without additional subordinated support from other parties and ii) the equity holders at risk have the obligation to absorb losses, the right to receive residual returns, and the right to direct the activities of the entity that most significantly impact the entity’s economic performance, to determine if the investment product is a VIE. BlackRock re-evaluates such factors as facts and circumstances change.

Prior to the adoption of ASU 2015-02, the Company used two methods for determining whether it was the PB of a VIE depending on the nature and characteristics of the entity. For CLOs, the Company was deemed to be the PB if it had the power to direct activities of the entity that most significantly impacted the entity’s economic performance and had the obligation to absorb losses or the right to receive benefits that potentially could be significant to the VIE. For certain sponsored investment funds, the Company was deemed to be the PB if it absorbed the majority of the entity’s expected losses, received a majority of the entity’s expected residual returns, or both.

Following the adoption of ASU 2015-02, all VIEs are evaluated for consolidation under a single method. The PB of a VIE is defined as the variable interest holder that has a controlling financial interest in the VIE. A controlling financial interest is defined as (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that potentially could be significant to the VIE. The consolidation analysis can generally be performed qualitatively, however, if it is not readily apparent that the Company is not the PB, a quantitative analysis may also be performed.

Consolidation of Voting Rights Entities.    BlackRock is required to consolidate an investee to the extent that BlackRock can exert control over the financial and operating policies of the investee, which generally exists if there is a greater than 50% voting equity interest.

Retention of Specialized Investment Company Accounting Principles.    Upon consolidation of sponsored investment funds, the Company retains the specialized investment company accounting principles of the underlying funds. All of the underlying investments held by such consolidated sponsored investment funds are carried at fair value with corresponding changes in the investments’ fair values reflected in nonoperating income (expense) on the consolidated statements of income. When the Company no longer controls these funds due to reduced ownership percentage or other reasons, the funds are deconsolidated and accounted for as an equity method investment, available-for-sale security or trading investment if the Company still maintains an investment.

Money Market Fee Waivers.    The Company is currently voluntarily waiving a portion of its management fees on certain money market funds to ensure that they maintain a minimum level of daily net investment income (the “Yield Support waivers”). During 2015, these waivers resulted in a reduction of management fees of approximately $137 million. Approximately 50% of Yield Support waivers were offset by a reduction of BlackRock’s distribution and servicing costs paid to a financial intermediary. BlackRock has provided Yield Support waivers in prior periods and may increase or decrease the level of fee waivers in future periods.

Separate Account Assets and Liabilities.    Separate account assets are maintained by BlackRock Life Limited, a wholly owned subsidiary of the Company, which is a registered life insurance company in the United Kingdom, and represent segregated assets held for purposes of funding individual and group pension contracts. The life insurance company does not underwrite any insurance contracts that involve any insurance risk transfer from the insured to the life insurance company. The separate account assets primarily include equity securities, debt securities, money market funds and derivatives. The separate account assets are not subject to general claims of the creditors of BlackRock. These separate account assets and the related equal and offsetting liabilities are recorded as separate account assets and separate account liabilities on the consolidated statements of financial condition.

The net investment income attributable to separate account assets supporting individual and group pension contracts accrues directly to the contract owner and is not reported on the consolidated statements of income. While BlackRock has no economic interest in these separate account assets and liabilities, BlackRock earns policy administration and management fees associated with these products, which are included in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

Separate Account Collateral Assets Held and Liabilities Under Securities Lending Agreements.    The Company facilitates securities lending arrangements whereby securities held by separate accounts maintained by BlackRock Life Limited are lent to third parties under global master securities lending agreements. In exchange, the Company receives legal title to the collateral with minimum values generally ranging from approximately 102% to 112% of the value of the securities lent in order to reduce counterparty risk. The required collateral value is calculated on a daily basis. The global master securities lending agreements provide the Company the right to request additional collateral or, in the event of borrower default, the right to liquidate collateral. The securities lending transactions entered into by the Company are accompanied by an agreement that entitles the Company to request the borrower to return the securities at any time; therefore, these transactions are not reported as sales

The Company records on the consolidated statements of financial condition the cash and noncash collateral received under these BlackRock Life Limited securities lending arrangements as its own asset in addition to an equal and offsetting collateral liability for the obligation to return the collateral. During 2015 and 2014, the Company had not resold or repledged any of the collateral received under these arrangements. At December 31, 2015 and 2014, the fair value of loaned securities held by separate accounts was approximately $28.8 billion and $30.6 billion, respectively, and the fair value of the collateral held under these securities lending agreements was approximately $31.3 billion and $33.7 billion, respectively.

Property and Equipment. Property and equipment are recorded at cost less accumulated depreciation. Depreciation is generally determined by cost less any estimated residual value using the straight-line method over the estimated useful lives of the various classes of property and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the remaining lease term.

BlackRock develops a variety of risk management, investment analytic and investment system services for internal use, utilizing proprietary software that is hosted and maintained by BlackRock. The Company capitalizes certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software costs are included within property and equipment on the consolidated statements of financial condition and are amortized, beginning when the software project is ready for its intended use, over the estimated useful life of the software of approximately three years.

Goodwill and Intangible Assets. Goodwill represents the cost of a business acquisition in excess of the fair value of the net assets acquired. The Company has determined that it has one reporting unit for goodwill impairment testing purposes, the consolidated BlackRock single operating segment, which is consistent with internal management reporting and management's oversight of operations. In its assessment of goodwill for impairment, the Company considers such factors as the book value and market capitalization of the Company.

On a quarterly basis, the Company considers if triggering events have occurred that may indicate a potential goodwill impairment. If a triggering event has occurred, the Company performs assessments, which may include reviews of significant valuation assumptions, to determine if goodwill may be impaired. The Company performs an impairment assessment of its goodwill at least annually as of July 31st.

Intangible assets are comprised of indefinite-lived intangible assets and finite-lived intangible assets acquired in a business acquisition. The value of contracts to manage assets in proprietary open-end funds and collective trust funds and certain other commingled products without a specified termination date is generally classified as indefinite-lived intangible assets. The assignment of indefinite lives to such contracts primarily is based upon the following: (i) the assumption that there is no foreseeable limit on the contract period to manage these products; (ii) the Company expects to, and has the ability to, continue to operate these products indefinitely; (iii) the products have multiple investors and are not reliant on a single investor or small group of investors for their continued operation; (iv) current competitive factors and economic conditions do not indicate a finite life; and (v) there is a high likelihood of continued renewal based on historical experience. In addition, trade names/trademarks are considered indefinite-lived intangible assets when they are expected to generate cash flows indefinitely.

Indefinite-lived intangible assets and goodwill are not amortized. Finite-lived management contracts, which relate to acquired separate accounts and funds with a specified termination date, are amortized over their remaining useful lives.

The Company performs assessments to determine if any intangible assets are potentially impaired and whether the indefinite-lived and finite-lived classifications are still appropriate. The carrying value of finite-lived management contracts and their remaining useful lives are reviewed at least annually to determine if circumstances exist which may indicate a potential impairment or revisions to the amortization period. The Company performs impairment assessments of all of its intangible assets at least annually, as of July 31st.

In evaluating whether it is more likely than not that the fair value of indefinite-lived intangibles is less than its carrying value, BlackRock assesses various significant qualitative factors, including assets under management (“AUM”), revenue basis points, projected AUM growth rates, operating margins, tax rates and discount rates. In addition, the Company considers other factors, including (i) macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets; (ii) industry and market considerations such as a deterioration in the environment in which the entity operates, an increased competitive environment, a decline in market-dependent multiples or metrics, a change in the market for an entity’s services, or regulatory, legal or political developments; and (iii) entity-specific events, such as a change in management or key personnel, overall financial performance and litigation that could affect significant inputs used to determine the fair value of the indefinite-lived intangible asset. If an indefinite-lived intangible is determined to be more likely than not impaired, then the fair value of the asset is compared with its carrying value and any excess of the carrying value over the fair value would be recognized as an expense in the period in which the impairment occurs.

For finite-lived intangible assets, if potential impairment circumstances are considered to exist, the Company will perform a recoverability test using an undiscounted cash flow analysis. Actual results could differ from these cash flow estimates, which could materially impact the impairment conclusion. If the carrying value of the asset is determined not to be recoverable based on the undiscounted cash flow test, the difference between the carrying value of the asset and its current fair value would be recognized as an expense in the period in which the impairment occurs.

Noncontrolling Interests. The Company reports noncontrolling interests as equity, separate from the parent’s equity, on the consolidated statements of financial condition. In addition, the Company’s consolidated net income on the consolidated statements of income includes the income (loss) attributable to noncontrolling interest holders of the Company’s consolidated investment products. Income (loss) attributable to noncontrolling interests is not adjusted for income taxes for consolidated investment products that are treated as pass-through entities for tax purposes.

Classification and Measurement of Redeemable Securities. The Company includes redeemable noncontrolling interests related to certain consolidated investment products in temporary equity on the consolidated statements of financial condition.

Treasury Stock. The Company records common stock purchased for treasury at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of such stock using the average cost method.

Revenue Recognition

Investment Advisory, Administration Fees and Securities Lending Revenue. Investment advisory and administration fees are recognized as the services are performed. Such fees are primarily based on pre-determined percentages of the market value of AUM or committed capital. Investment advisory and administration fees are affected by changes in AUM, including market appreciation or depreciation, foreign exchange translation and net inflows or outflows. Investment advisory and administration fees for investment funds are shown net of fees waived pursuant to contractual expense limitations of the funds or voluntary waivers.

The Company contracts with third parties and related parties for various mutual fund distribution and shareholder servicing to be performed on behalf of certain funds the Company manages. Such arrangements generally are priced as a portion of the management fee paid by the fund. In certain cases, the fund (primarily international funds) takes on the primary responsibility for payment for services such that the Company bears no credit risk to the third-party. The Company accounts for such retrocession arrangements in accordance with Accounting Standards Codification (“ASC”) 605-45, Revenue Recognition – Principal Agent Considerations, and records its management fees net of retrocessions. Retrocessions for 2015, 2014 and 2013 were $870 million, $891 million and $785 million, respectively, and were reflected net in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

The Company also earns revenue by lending securities as an agent on behalf of clients, primarily to brokerage institutions. Revenue is accounted for on an accrual basis. The revenue earned is shared between the Company and the funds or other third-party accounts managed by the Company from which the securities are borrowed.

Investment Advisory Performance Fees / Carried Interest. The Company receives investment advisory performance fees or incentive allocations from certain actively managed investment funds and certain separately managed accounts (“SMAs”). These performance fees are dependent upon exceeding specified relative or absolute investment return thresholds. Such fees are recorded upon completion of the measurement period, which varies by product or account, and could be monthly, quarterly, annually or longer.

In addition, the Company is allocated carried interest from certain alternative investment products upon exceeding performance thresholds. BlackRock may be required to reverse/return all, or part, of such carried interest allocations depending upon future performance of these funds. Therefore, BlackRock records carried interest subject to such clawback provisions in total investments or cash/cash of consolidated VIEs to the extent that it is distributed, on its consolidated statements of financial condition. Carried interest is recorded as performance fee revenue upon the earlier of the termination of the investment fund or when the likelihood of clawback is considered mathematically improbable.

The Company records a deferred carried interest liability to the extent it receives cash or capital allocations related to carried interest prior to meeting the revenue recognition criteria. At December 31, 2015 and 2014, the Company had $143 million and $105 million, respectively, of deferred carried interest recorded in other liabilities/other liabilities of consolidated VIEs on the consolidated statements of financial condition. A portion of the deferred carried interest liability will be paid to certain employees.  The ultimate timing of the recognition of performance fee revenue, if any, for these products is unknown.

BlackRock Solutions and Advisory. BlackRock provides a variety of risk management, investment analytic, enterprise investment system and financial markets advisory services to financial institutions, pension funds, asset managers, foundations, consultants, mutual fund sponsors, real estate investment trusts and government agencies. These services are provided under the brand name BlackRock Solutions and include a wide array of risk management services, valuation of illiquid securities, disposition and workout assignments (including long-term portfolio liquidation assignments), strategic planning and execution, and enterprise investment system outsourcing to clients. Fees earned for BlackRock Solutions and advisory services are recorded as services are performed and are determined using some, or all, of the following methods: (i) percentages of various attributes of advisory AUM or value of positions on the Aladdin platform, (ii) fixed fees and (iii) performance fees if contractual thresholds are met. The fees earned for BlackRock Solutions and advisory services are recorded in BlackRock Solutions and advisory on the consolidated statements of income.

Other Revenue. The Company earns fees for transition management services comprised of commissions from acting as an introducing broker-dealer in buying and selling securities on behalf of the Company’s customers. Commissions related to transition management services are recorded on a trade-date basis as securities transactions occur and are reflected in other revenue on the consolidated statements of income.

The Company earns commissions revenue upon the sale of unit trusts and Class A mutual funds. Revenue is recorded at the time of the sale of the product.

Other revenue also includes equity method investment earnings related to certain strategic investments.

Stock-based Compensation. Entities are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The compensation cost is recognized over the period during which an employee is required to provide service (usually the vesting period) in exchange for the stock-based award.

The Company measures the grant-date fair value of restricted stock units (“RSUs”) using the Company’s share price on the date of grant. For employee share options and instruments with market conditions, the Company uses pricing models. If an equity award is modified after the grant-date, incremental compensation cost is recognized for an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Awards under the Company’s stock-based compensation plans vest over various periods. Compensation cost is recorded by the Company on a straight-line basis over the requisite service period for each separate vesting portion of the award as if the award is, in-substance, multiple awards. Compensation cost is reduced by the number of awards expected to be forfeited prior to vesting. Forfeiture estimates generally are derived using historical forfeiture information, where available, and are reviewed for reasonableness at least quarterly.

The Company amortizes the grant-date fair value of stock-based compensation awards made to retirement-eligible employees over the requisite service period. Upon notification of retirement, the Company accelerates the unamortized portion of the award over the contractually required retirement notification period.

Distribution and Servicing Costs. Distribution and servicing costs include payments to third parties, primarily associated with distribution and servicing of client investments in certain BlackRock products. Distribution and servicing costs are expensed when incurred.

Amortization of Deferred Sales Commissions. The Company holds the rights to receive certain cash flows from sponsored mutual funds sold without a front-end sales charge (“back-end load shares”). The carrying value of these deferred mutual fund commissions is recorded within other assets on the consolidated statements of financial condition and is being amortized over periods between one and six years. The Company receives distribution fees from these funds and contingent deferred sales commissions (“CDSCs”) upon shareholder redemption of certain back-end load shares that are recorded within distribution fees on the consolidated statements of income. Upon receipt of CDSCs, the Company records revenue and the remaining unamortized deferred sales commission is expensed.

Direct Fund Expenses. Direct fund expenses, which are expensed as incurred, primarily consist of third-party nonadvisory expenses incurred by BlackRock related to certain funds for the use of certain index trademarks, reference data for certain indices, custodial services, fund administration, fund accounting, transfer agent services, shareholder reporting services, audit and tax services as well as other fund-related expenses directly attributable to the nonadvisory operations of the fund.

Leases. The Company accounts for its office facilities leases as operating leases, which may include escalation clauses. The Company expenses the lease payments associated with operating leases evenly during the lease term (including rent-free periods) commencing when the Company obtains the right to control the use of the leased property.

Foreign Exchange. Foreign currency transactions are recorded at the exchange rates prevailing on the dates of the transactions. Monetary assets and liabilities that are denominated in foreign currencies are subsequently remeasured into the functional currencies of the Company's subsidiaries at the rates prevailing at each balance sheet date. Gains and losses arising on remeasurement are included in general and administration expense on the consolidated statements of income.  Revenue and expenses are translated at average exchange rates during the period. Gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income, a separate component of stockholders’ equity, on the consolidated statements of financial condition.

Income Taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized on the consolidated statements of income in the period that includes the enactment date.

Management periodically assesses the recoverability of its deferred income tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in additional income tax expense. Further, the Company records its income taxes receivable and payable based upon its estimated income tax position.

Excess tax benefits related to stock-based compensation are recognized as additional paid-in capital and are reflected as financing cash flows on the consolidated statements of cash flows. If the Company does not have additional paid-in capital credits (cumulative tax benefits recorded to additional paid-in capital), the Company will record an expense for any deficit, or shortfall, between the recorded tax benefit and tax return benefit. At December 31, 2015 and 2014, BlackRock had excess additional paid-in capital credits to absorb potential future deficits between recorded tax benefits and tax return benefits.

Earnings per Share (“EPS”). Basic EPS is calculated by dividing net income applicable to common shareholders by the weighted-average number of shares outstanding during the period. Diluted EPS includes the determinants of basic EPS and common stock equivalents outstanding during the period. Diluted EPS is computed using the treasury stock method.

Due to the similarities in terms between BlackRock’s nonvoting participating preferred stock and the Company’s common stock, the Company considers its nonvoting participating preferred stock to be a common stock equivalent for purposes of EPS calculations. As such, the Company has included the outstanding nonvoting participating preferred stock in the calculation of average basic and diluted shares outstanding.

Business Segments. The Company’s management directs BlackRock’s operations as one business, the asset management business.  The Company utilizes a consolidated approach to assess performance and allocate resources. As such, the Company operates in one business segment as defined in ASC 280-10, Segment Reporting (“ASC 280-10”).

Fair Value Measurements.

Hierarchy of Fair Value Inputs.    The Company uses a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs:

Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date.

•	Level 1 assets may include listed mutual funds, ETFs, listed equities and certain exchange-traded derivatives.

Level 2 Inputs:

Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; quotes from pricing services or brokers for which the Company can determine that orderly transactions took place at the quoted price or that the inputs used to arrive at the price are observable; and inputs other than quoted prices that are observable, such as models or other valuation methodologies.

•

Level 2 assets may include debt securities, bank loans, short-term floating-rate notes, asset-backed securities, securities held within consolidated hedge funds, restricted public securities valued at a discount, as well as over-the-counter derivatives, including interest and inflation rate swaps and foreign currency exchange contracts that have inputs to the valuations that generally can be corroborated by observable market data.

Level 3 Inputs:

Unobservable inputs for the valuation of the asset or liability, which may include nonbinding broker quotes. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation.

•	Level 3 assets may include direct private equity investments held within consolidated funds, investments in CLOs, bank loans and bonds.
•

Level 3 liabilities include contingent liabilities related to acquisitions valued based upon discounted cash flow analysis using unobservable market data. Level 3 liabilities at December 31, 2014 also included borrowings of consolidated CLOs valued based upon nonbinding single-broker quotes.

Significance of Inputs.    The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

Valuation Techniques.    The fair values of certain Level 3 assets and liabilities were determined using various methodologies as appropriate, including third-party pricing vendors, broker quotes and market and income approaches. Such quotes and modeled prices are evaluated for reasonableness through various procedures, including due diligence reviews of third-party pricing vendors, variance analyses, consideration of the current market environment and other analytical procedures.

A significant number of inputs used to value equity, debt securities and bank loans is sourced from third-party pricing vendors. Generally, prices obtained from pricing vendors are categorized as Level 1 inputs for identical securities traded in active markets and as Level 2 for other similar securities if the vendor uses observable inputs in determining the price. Annually, BlackRock’s internal valuation committee or other designated groups review both the valuation methodologies, including the general assumptions and methods used to value various asset classes, and operational processes with these vendors. On a quarterly basis, meetings are held with key vendors to identify any significant changes to the vendors’ processes.

In addition, quotes obtained from brokers generally are nonbinding and categorized as Level 3 inputs. However, if the Company is able to determine that market participants have transacted for the asset in an orderly manner near the quoted price or if the Company can determine that the inputs used by the broker are observable, the quote is classified as a Level 2 input.

Investments Measured at Net Asset Values.    As a practical expedient, the Company uses NAV as the fair value for certain investments. The inputs to value these investments may include BlackRock capital accounts for its partnership interests in various alternative investments, including distressed credit hedge funds, opportunistic funds, real estate and private equity funds, which may be adjusted by using the returns of certain market indices. The various partnerships generally are investment companies, which record their underlying investments at fair value based on fair value policies established by management of the underlying fund. Fair value policies at the underlying fund generally require the fund to utilize pricing/valuation information from third-party sources, including independent appraisals. However, in some instances, current valuation information for illiquid securities or securities in markets that are not active may not be available from any third-party source or fund management may conclude that the valuations that are available from third-party sources are not reliable. In these instances, fund management may perform model-based analytical valuations that may be used as an input to value these investments.

Derivative Instruments and Hedging Activities.    The Company does not use derivative financial instruments for trading or speculative purposes. The Company uses derivative financial instruments primarily for purposes of hedging exposures to fluctuations in foreign currency exchange rates of certain assets and liabilities, and market exposures for certain seed investments. The Company may also use derivatives within its separate account assets, which are segregated for purposes of funding individual and group pension contracts. In addition, certain consolidated sponsored investment funds may also invest in derivatives as a part of their investment strategy.

Changes in the fair value of the Company’s derivative financial instruments are recognized in earnings and, where applicable, are offset by the corresponding gain or loss on the related foreign-denominated assets or liabilities or hedged investments, on the consolidated statements of income.

The Company may also use financial instruments designated as net investment hedges for accounting purposes to hedge net investments in international subsidiaries whose functional currency is different from the reporting currency of the parent company. The gain or loss from revaluing accounting hedges of net investments in foreign operations at the spot rate is deferred and reported within accumulated other comprehensive income on the consolidated statements of financial condition. The Company reassesses the effectiveness of its net investment hedge on a quarterly basis.

Recent Accounting Pronouncements Not Yet Adopted

Revenue from Contracts with Customers.    In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The Company is currently evaluating the impact of adopting ASU 2014-09, which is effective for the Company on January 1, 2018.

Accounting for Measurement-Period Adjustments. In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”).  Under ASU 2015-16, an acquirer must recognize, upon determination, adjustments to the original amounts recorded for a business acquisition that are identified during the one-year period following the acquisition date. Previously prior period information was required to be revised.  The Company adopted ASU 2015-16 prospectively on January 1, 2016 and will apply the ASU to any adjustments related to business acquisitions.

Recognition and Measurement of Financial Instruments. In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”).  ASU 2016-01 amends guidance on the classification and measurement of financial instruments, including significant revisions in accounting related to the classification and measurement of investments in equity securities and presentation of certain fair value changes for financial liabilities when the fair value option is elected.  ASU 2016-01 also amends certain disclosure requirements associated with the fair value of financial instruments.  The Company is currently evaluating the impact of adopting ASU 2016-01, which is effective for the Company on January 1, 2018.

Leases. In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize assets and liabilities arising from most operating leases on the statement of financial position. The Company is currently evaluating the impact of adopting ASU 2016-02, which is effective for the Company on January 1, 2019.

3. Investments

A summary of the carrying value of total investments is as follows:

(in millions)	December 31, 2015	December 31, 2014
Available-for-sale investments	$44	$201
Held-to-maturity investments	108	79
Trading investments:
Consolidated sponsored investment funds	700	443
Other equity and debt securities	20	29
Deferred compensation plan mutual funds	65	64
Total trading investments	785	536
Other investments:
Consolidated sponsored investment funds	-	270
Equity method investments	513	633
Deferred compensation plan equity method investments	14	21
Cost method investments(1)	95	96
Carried interest	19	85
Total other investments	641	1,105
Total investments	$1,578	$1,921

(1)	Amounts primarily include Federal Reserve Bank (“FRB”) Stock.

Available-for-Sale Investments

A summary of the cost and carrying value of investments classified as available-for-sale investments is as follows:

(in millions)		Gross Unrealized		Carrying
	Cost	Gains	Losses	Value
December 31, 2015	$45	$2	$(3)	$44

December 31, 2014	$205	$5	$(9)	$201

At December 31, 2015 available-for-sale investments primarily included investments in CLOs.  At December 31, 2014, available-for-sale investments primarily included seed investment in BlackRock sponsored mutual funds.

A summary of sale activity of available-for-sale securities during 2015, 2014 and 2013 is shown below.

	Year ended December 31,
(in millions)	2015	2014	2013
Sales proceeds	$36	$155	$139
Net realized gain (loss):
Gross realized gains	$3	$14	$20
Gross realized losses	(1)	(3)	(1)
Net realized gain (loss)	$2	$11	$19

Held-to-Maturity Investments

The carrying value of held-to-maturity investments was $108 million and $79 million at December 31, 2015 and 2014, respectively. Held-to-maturity investments included foreign government debt held primarily for regulatory purposes. The amortized cost (carrying value) of these investments approximated fair value. At December 31, 2015, $96 million of these investments mature in one year or less and $12 million mature after five years through ten years.

Trading Investments

A summary of the cost and carrying value of trading investments is as follows:

	December 31, 2015		December 31, 2014
(in millions)	Cost	Carrying Value	Cost	Carrying Value
Trading investments:
Deferred compensation plan mutual funds	$48	$65	$48	$64
Equity securities/multi-asset mutual funds	294	279	210	239
Debt securities/fixed income mutual funds:
Corporate debt	194	190	109	110
Government debt	202	202	100	103
Asset/mortgage backed debt	49	49	20	20
Total trading investments	$787	$785	$487	$536

At December 31, 2015, trading investments included $437 million of debt securities and $263 million of equity securities held by consolidated sponsored investment funds accounted for as VREs, $65 million of certain deferred compensation plan mutual fund investments and $20 million of other equity and debt securities.

At December 31, 2014, trading investments included $223 million of debt securities and $220 million of equity securities held by consolidated sponsored investment funds accounted for as VREs, $64 million of certain deferred compensation plan mutual fund investments and $29 million of other equity and debt securities.

Other Investments

A summary of the cost and carrying value of other investments is as follows:

	December 31, 2015		December 31, 2014
(in millions)	Cost	Carrying Value	Cost	Carrying Value
Other investments:
Consolidated sponsored investment funds accounted for as VREs	$-	$-	$268	$270
Equity method Investments	429	513	518	633
Deferred compensation plan equity method investments	14	14	21	21
Cost method investments:
Federal Reserve Bank stock	93	93	92	92
Other	2	2	4	4
Total cost method investments	95	95	96	96
Carried interest(1)	—	19	—	85
Total other investments	$538	$641	$903	$1,105

(1)	Carried interest related to VREs.

At December 31, 2014, consolidated sponsored investment funds accounted for as VREs include third-party private equity funds, direct investments in private companies and third-party hedge funds held by BlackRock sponsored investment funds.

Equity method investments primarily include BlackRock’s direct investments in certain BlackRock sponsored investment funds. See Note 11, Other Assets, for more information on the Company’s investment in PennyMac Financial Services, Inc.  (“PennyMac”), which is included in other assets on the consolidated statements of financial condition.

Cost method investments include nonmarketable securities, primarily FRB stock, which is held for regulatory purposes and is restricted from sale. At December 31, 2015 and 2014, there were no indicators of impairment on these investments.

Carried interest represents allocations to BlackRock’s general partner capital accounts from certain funds. These balances are subject to change upon cash distributions, additional allocations or reallocations back to limited partners within the respective funds.

4. Consolidated Voting Rights Entities

The Company consolidates certain sponsored investment funds accounted for as VREs because it is deemed to control such funds. The investments owned by these consolidated VREs are classified as trading or other investments. The following table presents the balances related to these consolidated VREs that were recorded on the consolidated statements of financial condition, including BlackRock’s net interest in these funds:

(in millions)	December 31, 2015	December 31, 2014
Cash and cash equivalents	$100	$120
Investments:
Trading investments	700	443
Other investments	-	270
Other assets	18	20
Other liabilities	(77)	(18)
Noncontrolling interests	(125)	(139)
BlackRock’s net interests in consolidated VREs	$616	$696

BlackRock’s total exposure to consolidated VREs represents the value of its economic ownership interest in these sponsored investment funds. Valuation changes associated with investments held at fair value by these consolidated VREs are reflected in nonoperating income (expense) and partially offset in net income (loss) attributable to noncontrolling interests for the portion not attributable to BlackRock.

In addition, at December 31, 2015 and 2014, certain consolidated sponsored investment funds, which were accounted for as VIEs, were excluded from the balances in the table above as the balances for these investment products are reported separately on the consolidated statements of financial condition. See Note 5, Variable Interest Entities, for further discussion on these consolidated investment products. See Note 2, Significant Accounting Policies, for the Company’s consolidation policy and for further information on the adoption of ASU 2015-02.

The Company cannot readily access cash and cash equivalents held by consolidated VREs to use in its operating activities.

5. Variable Interest Entities

In the normal course of business, the Company is the manager of various types of sponsored investment vehicles, which may be considered VIEs. The Company may from time to time own equity or debt securities or enter into derivatives with the vehicles, each of which are considered variable interests. The Company’s involvement in financing the operations of the VIEs is generally limited to its investments in the entity. The Company consolidates entities when it is determined to be the PB. See Note 2, Significant Accounting Policies, for further information on the Company’s accounting policy on consolidation.

As a result of the adoption of ASU 2015-02, the Company deconsolidated all previously consolidated CLOs effective January 1, 2015 as its fees are no longer deemed variable interests. The Company also consolidated certain investment products that were not previously consolidated. See Note 2, Significant Accounting Policies – Accounting Pronouncements Adopted in 2015, for further information on ASU 2015-02.

Consolidated VIEs.    The Company’s consolidated VIEs as of December 31, 2015 include certain sponsored investment funds in which BlackRock has an investment and as the investment manager, is deemed to have both the power to direct the most significant activities of the funds and the right to receive benefits (or the obligation to absorb losses) that could potentially be significant to these sponsored investment funds. The assets of these VIEs are not available to creditors of the Company. In addition, the investors in these VIEs have no recourse to the credit of the Company.

The Company’s consolidated VIEs under previous accounting guidance as of December 31, 2014 primarily included CLOs in which BlackRock did not have an investment; however, as the collateral manager, BlackRock was deemed to have both the power to direct the most significant activities of the CLOs and the right to receive benefits that could potentially be significant to the CLOs.

Consolidated VIE assets and liabilities are presented after intercompany eliminations at December 31, 2015 and 2014 in the following table:

(in millions)	December 31, 2015	December 31, 2014
Assets of consolidated VIEs:
Cash and cash equivalents	$148	$278
Investments	1,030	3,320
Other assets	67	32
Total investments and other assets	1,097	3,352
Liabilities of consolidated VIEs:
Borrowings	—	(3,389)
Other liabilities	(177)	(245)
Appropriated retained earnings	—	19
Noncontrolling interests of consolidated VIEs	(416)	(15)
BlackRock's net interests in consolidated VIEs	$652	$—

The Company recorded a $58 million nonoperating net gain for 2015 related to consolidated VIEs. Net income attributable to noncontrolling interests related to consolidated VIEs for 2015 was $6 million.

The Company recorded $41 million of nonoperating expense and an equal and offsetting loss attributable to noncontrolling interests related to consolidated VIEs for 2014.  No gain or loss was recorded for 2013.

Non-Consolidated VIEs. At December 31, 2015 and 2014, the Company’s carrying value of assets and liabilities included on the consolidated statements of financial condition pertaining to nonconsolidated VIEs and its maximum risk of loss related to VIEs for which it held a variable interest, but for which it was not the PB, was as follows:

(in millions) At December 31, 2015	Investments	Advisory Fee Receivables	Other Net Assets (Liabilities)	Maximum Risk of Loss(1)
Sponsored investment products	$64	$3	$(7)	$84
At December 31, 2014
CDOs/CLOs	$—	$2	$(5)	$19
Other sponsored investment funds:
Collective trusts	—	191	—	191
Other	57	177	(3)	234
Total	$57	$370	$(8)	$444

(1)	At December 31, 2015 and 2014, BlackRock’s maximum risk of loss associated with these VIEs primarily related to collecting advisory fee receivables and BlackRock’s investments.

The net assets of sponsored investment products that are nonconsolidated VIEs approximated $3 billion at December 31, 2015. Net assets of other sponsored investment funds approximated $1.7 trillion to $1.8 trillion at December 31, 2014 and included approximately $1.4 trillion of collective trusts at December 31, 2014. Upon the adoption of ASU 2015-02, BlackRock no longer has a variable interest in collective trusts as BlackRock does not have any economic interest and earns at-market fees from these products.

6. Fair Value Disclosures

Fair Value Hierarchy

Assets and liabilities measured at fair value on a recurring basis and other assets not held at fair value

December 31, 2015 (in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Investments Measured at NAV(1)	Other Assets Not Held at Fair Value(2)	December 31, 2015
Assets:
Investments
Available-for-sale	$19	$2	$23	$—	$—	$44
Held-to-maturity debt securities	—	—	—	—	108	108
Trading:
Deferred compensation plan mutual funds	65	—	—	—	—	65
Equity/Multi-asset mutual funds	278	—	—	—	—	278
Debt securities / fixed income mutual funds	2	438	2	—	—	442
Total trading	345	438	2	—	—	785
Other investments:
Equity method:
Equity and fixed income mutual funds	73	—	—	30	—	103
Other	—	—	—	400	10	410
Total equity method	73	—	—	430	10	513
Deferred compensation plan equity method investments	—	—	—	14	—	14
Cost method investments	—	—	—	—	95	95
Carried interest	—	—	—	—	19	19
Total investments	437	440	25	444	232	1,578
Separate account assets	109,761	40,152	—	—	938	150,851
Separate account collateral held under securities lending agreements:
Equity securities	26,062	—	—	—	—	26,062
Debt securities	—	5,274	—	—	—	5,274
Total separate account collateral held under securities lending agreements	26,062	5,274	—	—	—	31,336
Investments of consolidated VIEs:
Private / public equity(3)	6	4	196	145	—	351
Equity securities	298	—	—	—	—	298
Debt securities	—	242	—	—	—	242
Other	—	—	—	58	—	58
Carried interest	—	—	—	—	81	81
Total investments of consolidated VIEs	304	246	196	203	81	1,030
Total	$136,564	$46,112	$221	$647	$1,251	$184,795
Liabilities:
Separate account collateral liabilities under securities lending agreements	$26,062	$5,274	$—	$—	$—	$31,336
Other liabilities(4)	—	6	48	—	—	54
Total	$26,062	$5,280	$48	$—	$—	$31,390

(1)

Amounts are comprised of certain investments measured at fair value using NAV (or its equivalent) as a practical expedient. These investments have not been classified in the fair value hierarchy (see Note 2, Significant Accounting Policies, for more information on the adoption of ASU 2015-07).

(2)

Amounts are comprised of investments held at cost or amortized cost, carried interest and certain equity method investments, which include sponsored investment funds and other assets, which are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(3)	Level 3 amounts include direct investments in private equity companies held by private equity funds.
(4)

Amounts include a derivative (see Note 7, Derivatives and Hedging, for more information) and recorded contingent liabilities related to certain acquisitions (see Note 13, Commitments and Contingencies, for more information).

Assets and liabilities measured at fair value on a recurring basis and other assets not held at fair value

December 31, 2014 (in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Investments Measured at NAV(1)	Other Assets Not Held at Fair Value(2)	December 31, 2014
Assets:
Investments
Available-for-sale	$198	$3	$—	$—	$—	$201
Held-to-maturity debt securities	—	—	—	—	79	79
Trading:
Deferred compensation plan mutual funds	64	—	—	—	—	64
Equity/Multi-asset mutual funds	239	—	—	—	—	239
Debt securities / fixed income mutual funds	11	222	—	—	—	233
Total trading	314	222	—	—	—	536
Other investments:
Consolidated sponsored investment funds private / public equity(3)	11	11	80	168	—	270
Equity method:
Fixed income mutual funds	29	—	—	—	—	29
Other	98	—	—	493	13	604
Total equity method	127	—	—	493	13	633
Deferred compensation plan equity method investments	—	—	—	21	—	21
Cost method investments	—	—	—	—	96	96
Carried interest	—	—	—	—	85	85
Total investments	650	236	80	682	273	1,921
Separate account assets	113,566	46,866	—	—	855	161,287
Separate account collateral held under securities lending agreements:
Equity securities	30,387	—	—	—	—	30,387
Debt securities	—	3,267	—	—	—	3,267
Total separate account collateral held under securities lending agreements	30,387	3,267	—	—	—	33,654
Assets of consolidated VIEs:
Bank loans and other assets	—	2,958	302	—	32	3,292
Bonds	—	29	18	—	—	47
Private / public equity	—	3	—	10	—	13
Total assets of consolidated VIEs	—	2,990	320	10	32	3,352
Total	$144,603	$53,359	$400	$692	$1,160	$200,214
Liabilities:
Borrowings of consolidated VIEs	$—	$—	$3,389	$—	$—	$3,389
Separate account collateral liabilities under securities lending agreements	30,387	3,267	—	—	—	33,654
Other liabilities(4)	—	5	39	—	—	44
Total	$30,387	$3,272	$3,428	$—	$—	$37,087

(1)

Amounts are comprised of certain investments measured at fair value using NAV (or its equivalent) as a practical expedient. These investments have not been classified in the fair value hierarchy (see Note 2, Significant Accounting Policies, for more information on the adoption of ASU 2015-07).

(2)

Amounts are comprised of investments held at cost or amortized cost, carried interest and certain equity method investments, which include sponsored investment funds and other assets, which are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(3)	Level 3 amounts include direct investments in private equity companies held by private equity funds.
(4)

Amounts include a derivative (see Note 7, Derivatives and Hedging, for more information) and contingent liabilities related to certain acquisitions (see Note 13, Commitments and Contingencies, for more information).

Level 3 Assets. Level 3 investments of consolidated VIEs of $196 million at December 31, 2015 and Level 3 investments of $80 million at December 31, 2014 related to direct investments in private equity companies held by private equity funds.  Direct investments in private equity companies may be valued using the market approach or the income approach, or a combination thereof, and were valued based on an assessment of each underlying investment, incorporating evaluation of additional significant third-party financing, changes in valuations of comparable peer companies, the business environment of the companies, market indices, assumptions relating to appropriate risk adjustments for nonperformance and legal restrictions on disposition, among other factors. The fair value derived from the methods used is evaluated and weighted, as appropriate, considering the reasonableness of the range of values indicated. Under the market approach, fair value may be determined by reference to multiples of market-comparable companies or transactions, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. Under the income approach, fair value may be determined by discounting the expected cash flows to a single present value amount using current expectations about those future amounts. Unobservable inputs used in a discounted cash flow model may include projections of operating performance generally covering a five-year period and a terminal value of the private equity direct investment. For investments utilizing the discounted cash flow valuation technique, a significant increase (decrease) in the discount rate, risk premium or discount for lack of marketability in isolation could result in a significantly lower (higher) fair value measurement. For investments utilizing the market comparable companies valuation technique, a significant increase (decrease) in the EBITDA multiple in isolation could result in a significantly higher (lower) fair value measurement.

Level 3 assets may include bank loans, investments in CLOs, and bonds valued based on single-broker nonbinding quotes and direct private equity investments valued using the market approach or the income approach as described above.

Level 3 Liabilities. Level 3 borrowings of consolidated VIEs at December 31, 2014 include CLO borrowings valued based upon single-broker nonbinding quotes.

Level 3 other liabilities primarily include recorded contingent liabilities related to certain acquisitions, which were valued based upon discounted cash flow analyses using unobservable market data inputs.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for 2015(1)

(in millions)	December 31, 2014	Realized and Unrealized Gains (Losses) in Earnings and OCI	Purchases	Sales and Maturities	Issuances and Other Settlements(2)(3)	Transfers into Level 3	Transfers out of Level 3	December 31, 2015	Total Net Unrealized Gains (Losses) Included in Earnings(4)
Assets:
Investments:
Available-for-sale securities(5)	$—	$—	$23	$—	$—	$—	$—	$23	$—
Trading	—	—	2	—	—	—	—	2	—
Consolidated sponsored investment funds- Private equity	80	—	—	—	(80)	—	—	—	—
Total investments	80	—	25	—	(80)	—	—	25	—
Assets of consolidated VIEs:
Private equity	—	37	79	—	80	—	—	196	37
Bank loans	302	—	—	—	(302)	—	—	—	—
Bonds	18	—	—	—	(18)	—	—	—	—
Total assets of consolidated VIEs	320	37	79	—	(240)	—	—	196	37
Total Level 3 assets	$400	$37	$104	$—	$(320)	$—	$—	$221	$37
Liabilities:
Borrowings of consolidated VIEs	$3,389	$—	$—	$—	$(3,389)	$—	$—	$—	$—
Other liabilities	39	3	—	—	12	—	—	48	—
Total liabilities	$3,428	$3	$—	$—	$(3,377)	$—	$—	$48	$—

(1)

Upon adoption of ASU 2015-07, investments measured at NAV are no longer required to be categorized within the fair value hierarchy. See Note 2, Significant Accounting Policies, for further information.

(2)	Amounts include the consolidation (deconsolidation) of VIEs due to the adoption of ASU 2015-02 effective January 1, 2015.
(3)	Other liabilities amount includes contingent liabilities and payments of contingent liabilities related to certain acquisitions.
(4)	Earnings attributable to the change in unrealized gains (losses) relating to assets still held at the reporting date.
(5)	Amounts include investments in CLOs.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for 2014(1)

(in millions)	December 31, 2013	Realized and Unrealized Gains (Losses) in Earnings and OCI	Purchases	Sales and Maturities	Issuances and Other Settlements(2)	Transfers into Level 3(3)	Transfers out of Level 3	December 31, 2014	Total Net Unrealized Gains (Losses) Included in Earnings(4)
Assets:
Investments
Consolidated sponsored investment funds:
Hedge funds	$2	$—	$—	$(1)	$(1)	—	$—	$—	$—
Private equity	28	(8)	23	—	—	37	—	80	(8)
Assets of consolidated VIEs:					—
Bank loans	129	(9)	210	(96)	46	302	(280)	302
Bonds	35	—	—	(17)	—	—	—	18
Total assets of consolidated VIEs	164	(9)	210	(113)	46	302	(280)	320	N/A	(5)
Total assets	$194	$(17)	$233	$(114)	$45	$339	$(280)	$400	$(8)
Liabilities:
Borrowings of consolidated VIEs	$2,369	$77	$—	$—	$1,097	—	$—	$3,389	N/A	(5)
Other liabilities	42	(1)	—	—	(4)	—	—	39
Total liabilities	$2,411	$76	$—	$—	$1,093	$—	$—	$3,428

N/A – not applicable

(1)

Upon adoption of ASU 2015-07, investments measured at NAV are no longer required to be categorized within the fair value hierarchy. See Note 2, Significant Accounting Policies, for further information.

(2)	Amount primarily includes net proceeds from borrowings of consolidated VIEs.
(3)	Includes investments previously held at cost.
(4)	Earnings attributable to the change in unrealized gains (losses) relating to assets still held at the reporting date.
(5)	The net gain (loss) on consolidated VIEs is solely attributable to noncontrolling interests on the consolidated statements of income.

Realized and Unrealized Gains (Losses) for Level 3 Assets and Liabilities. Realized and unrealized gains (losses) recorded for Level 3 assets and liabilities are reported in nonoperating income (expense) on the consolidated statements of income. A portion of net income (loss) for consolidated sponsored investment funds are allocated to noncontrolling interests to reflect net income (loss) not attributable to the Company.

Transfers in and/or out of Levels. Transfers in and/or out of levels are reflected when significant inputs, including market inputs or performance attributes, used for the fair value measurement become observable/unobservable, or when the carrying value of certain equity method investments no longer represents fair value as determined under valuation methodologies.

Assets of Consolidated VIEs. During 2014, there were $280 million of transfers out of Level 3 to Level 2 related to bank loans. In addition, in 2014, there were $302 million of transfers into Level 3 from Level 2 related to bank loans. These transfers in and out of levels were primarily due to availability/unavailability of observable market inputs, including inputs from pricing vendors and brokers.

Significant Issuances and Other Settlements. During 2015, other settlements primarily included the impact of deconsolidating previously consolidated CLOs effective January 1, 2015 as a result of adopting ASU 2015-02. See Note 2, Significant Accounting Policies, for further information on ASU 2015-02.

In 2014, issuances and other settlements included $1,582 million of borrowings due to the consolidation of CLOs and $485 million of repayments of borrowings of consolidated CLOs.

Disclosures of Fair Value for Financial Instruments Not Held at Fair Value. At December 31, 2015 and 2014, the fair value of the Company’s financial instruments not held at fair value are categorized in the table below.

	December 31, 2015		December 31, 2014
(in millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Fair Value Hierarchy
Financial Assets:
Cash and cash equivalents	$6,083	$6,083	$5,723	$5,723	Level 1	(1),(2)
Accounts receivable	2,237	2,237	2,120	2,120	Level 1	(3)
Cash and cash equivalents of consolidated VIEs	148	148	278	278	Level 1	(1),(2)

Financial Liabilities:
Accounts payable and accrued liabilities	1,068	1,068	1,035	1,035	Level 1	(3)
Long-term borrowings	4,930	5,223	4,922	5,309	Level 2	(4)

(1)	Cash and cash equivalents are carried at either cost or amortized cost, which approximates fair value due to their short-term maturities.
(2)

At December 31, 2015 and 2014, approximately $132 million and $100 million, respectively, of money market funds were recorded within cash and cash equivalents on the consolidated statements of financial condition. In addition, at December 31, 2015, approximately $68 million of money market funds was recorded within cash and cash equivalents of consolidated VIEs.  Money market funds are valued based on quoted market prices, or $1.00 per share, which generally is the NAV of the fund.

(3)	The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short-term nature.
(4)

Long-term borrowings are recorded at amortized cost, net of debt issuance costs. The fair value of the long-term borrowings, including the current portion of long-term borrowings, is estimated using market prices at the end of December 2015 and 2014, respectively. See Note 12, Borrowings, for the fair value of each of the Company’s long-term borrowings.

Investments in Certain Entities that Calculate Net Asset Value Per Share

As a practical expedient to value certain investments that do not have a readily determinable fair value and have attributes of an investment company, the Company uses NAV as the fair value. The following tables list information regarding all investments that use a fair value measurement to account for both their financial assets and financial liabilities in their calculation of a NAV per share (or equivalent).

December 31, 2015

(in millions)	Ref		Fair Value	Total Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Equity method: (1)
Hedge funds/funds of hedge funds	(b	)	$230	$33	Daily/Monthly (21%) Quarterly (49%) N/R (30%)	30 – 90 days
Private equity funds	(c	)	89	67	N/R	N/R
Real estate funds	(d	)	81	28	Quarterly (28%) N/R (72%)	60 days
Other	(e	)	44	5	Daily/Monthly (68%) N/R (32%)	3-5 days
Consolidated VIEs:
Private equity funds of funds	(a	)	145	19	N/R	N/R
Hedge fund	(b	)	58	—	Quarterly	90 days
Total			$647	$152

December 31, 2014

(in millions)	Ref	Fair Value	Total Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Consolidated VREs:
Private equity funds of funds	(a)	$168	$22	N/R	N/R
Equity method: (1)
Hedge funds/funds of hedge funds	(b)	277	39	Daily/Monthly (29%) Quarterly (48%) N/R (23%)	1 – 90 days
Private equity funds	(c)	107	61	N/R	N/R
Real estate funds	(d)	109	1	Quarterly (19%) N/R (81%)	60 days
Deferred compensation plan investments	(e)	21	5	N/R	N/R
Consolidated VIEs:
Private equity fund of funds	(f)	10	1	N/R	N/R
Total		$692	$129

N/R – not redeemable

(1)

Comprised of equity method investments, which include investment companies, which account for their financial assets and most financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees approximates fair value.

(a)

This category includes the underlying third-party private equity funds within consolidated BlackRock sponsored private equity funds of funds. The fair values of the investments in the third-party funds have been estimated using capital accounts representing the Company’s ownership interest in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption; however, for certain funds, the Company may sell or transfer its interest, which may need approval by the general partner of the underlying funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately five years and seven years at December 31, 2015 and 2014, respectively. The total remaining unfunded commitments to other third-party funds were $19 million and $22 million at December 31, 2015 and 2014, respectively. The Company had contractual obligations to the consolidated funds of $31 million at both December 31, 2015 and 2014.

(b)

This category includes hedge funds and funds of hedge funds that invest primarily in equities, fixed income securities, distressed credit, opportunistic and mortgage instruments and other third-party hedge funds. The fair values of the investments have been estimated using the NAV of the Company’s ownership interest in partners’ capital. It was estimated that the investments in the funds that are not subject to redemption will be liquidated over a weighted-average period of approximately one year and two years at December 31, 2015 and 2014, respectively.

(c)

This category includes several private equity funds that initially invest in nonmarketable securities of private companies, which ultimately may become public in the future. The fair values of these investments have been estimated using capital accounts representing the Company’s ownership interest in the funds as well as other performance inputs. The Company’s investment in each fund is not subject to redemption and is normally returned through distributions as a result of the liquidation of the underlying assets of the private equity funds. It was estimated that the investments in these funds will be liquidated over a weighted-average period of approximately four years at both December 31, 2015 and 2014.

(d)

This category includes several real estate funds that invest directly in real estate and real estate related assets. The fair values of the investments have been estimated using capital accounts representing the Company’s ownership interest in the funds. A majority of the Company’s investments are not subject to redemption or are not currently redeemable and are normally returned through distributions as a result of the liquidation of the underlying assets of the real estate funds. It is estimated that the investments in these funds not subject to redemptions will be liquidated over a weighted-average period of approximately six years and seven years at December 31, 2015 and 2014, respectively.

(e)

This category for 2015 primarily includes a multi-asset fund that is redeemable.  The fair values of the investments have been estimated using capital accounts representing the Company’s ownership interest in partners’ capital.  In addition, for both 2014 and 2015, this category includes investments in several real estate funds.  The fair values of the investments have been estimated using capital accounts representing the Company’s ownership interest in partners’ capital.  The investments are not subject to redemption; however, distributions as a result of the liquidation of the underlying assets will be used to settle certain deferred compensation liabilities over time.

(f)

This category includes the underlying third-party private equity funds within one consolidated BlackRock sponsored private equity fund of funds. The fair values of the investments in the third-party funds have been estimated using capital accounts representing the Company’s ownership interest in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption; however, for certain funds the Company may sell or transfer its interest, which may need approval by the general partner of the underlying third-party funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately one year at December 31, 2014.

Fair Value Option.

As of December 31, 2015, assets for which the fair value option was elected were not material to the consolidated financial statements.

The following table summarizes information at December 31, 2014 related to those assets and liabilities for which the fair value option was elected:

(in millions)	December 31, 2014
CLO Bank Loans:
Aggregate principal amounts outstanding	$3,338
Fair value	3,260
Aggregate unpaid principal balance in excess of (less than) fair value	$78
Unpaid principal balance of loans more than 90 days past due	$6
Aggregate fair value of loans more than 90 days past due	2
Aggregate unpaid principal balance in excess of fair value for loans more than 90 days past due	$4

CLO Borrowings:
Aggregate principal amounts outstanding	$3,508
Fair value	$3,389

At December 31, 2014, the principal amounts outstanding of the borrowings issued by the CLOs mature between 2016 and 2027.

During 2014 and 2013, the change in fair value of the bank loans and bonds held by the CLOs resulted in a $69 million and $153 million gain, respectively, which were offset by a $65 million and $117 million loss, respectively, from the change in fair value of the CLO borrowings.  The net gains (losses) were recorded in net gain (loss) on consolidated VIEs on the consolidated statements of income.

The change in fair value of the assets and liabilities included interest income and expense, respectively.

Effective January 1, 2015, the Company no longer consolidates CLOs due to the adoption of ASU 2015-02. See Note 2, Significant Accounting Policies, for further information.

7. Derivatives and Hedging

The Company maintains a program to enter into swaps to hedge against market price and interest rate exposures with respect to certain seed investments in sponsored investment products. At December 31, 2015, the Company had outstanding total return swaps and interest rate swaps with aggregate notional values of approximately $360 million and $46 million, respectively. At December 31, 2014, the Company had outstanding total return swaps and interest rate swaps with aggregate notional values of approximately $238 million and $84 million, respectively.

The Company has entered into a derivative, providing credit protection to a counterparty of approximately $17 million, representing the Company’s maximum risk of loss with respect to the provision of credit protection. The Company carries the derivative at fair value based on the expected discounted future cash flows under the arrangement.

The fair values of the outstanding derivatives mentioned above were not material to the consolidated statements of financial condition at December 31, 2015 and 2014.

The Company executes forward foreign currency exchange contracts to mitigate the risk of certain foreign exchange movements. At December 31, 2015 and 2014, the Company had outstanding forward foreign currency exchange contracts with aggregate notional values of approximately $169 million and $201 million, respectively. The fair value of the forward foreign currency exchange contracts at December 31, 2015 and 2014 was not material to the consolidated statement of financial condition.

Gains (losses) on total return swaps are recorded in nonoperating income (expense) and were $11 million, $(26) million and $(15) million for 2015, 2014 and 2013, respectively.

Gains (losses) on the interest rate swaps are recorded in nonoperating income (expense) and were $(21) million for 2014. Gains (losses) were not material for 2015 and 2013.

Gains (losses) on forward foreign currency exchange contracts are recorded in other general and administration expense and were $(26) million for 2013. Gains (losses) were not material to the consolidated statements of income for 2015 and 2014.

The Company consolidates certain sponsored investment funds, which may utilize derivative instruments as a part of the funds’ investment strategies. The fair value of such derivatives at December 31, 2015 and 2014 was not material. The change in fair value of such derivatives, which is recorded in nonoperating income (expense), was not material for 2015, 2014 and 2013.

See Note 12, Borrowings, for more information on the Company’s net investment hedge.

8. Property and Equipment

Property and equipment consists of the following:

	Estimated useful	December 31,
(in millions)	life-in years	2015	2014
Property and equipment:
Land	N/A	$6	$4
Building	39	17	17
Building improvements	15	15	14
Leasehold improvements	1-15	491	478
Equipment and computer software	3	374	387
Other transportation equipment	10	135	56
Furniture and fixtures	7	62	93
Construction in progress	N/A	51	5
Total		1,151	1,054
Less: accumulated depreciation and amortization		570	587
Property and equipment, net		$581	$467

N/A	– Not Applicable

Qualifying software costs of approximately $48 million, $45 million and $35 million have been capitalized within equipment and computer software during 2015, 2014 and 2013, respectively, and are being amortized over an estimated useful life of three years.

Depreciation and amortization expense was $115 million, $117 million and $128 million for 2015, 2014 and 2013, respectively.

9. Goodwill

Goodwill activity during 2015 and 2014 was as follows:

(in millions)	2015	2014
Beginning of year balance	$12,961	$12,980
Acquisitions(1)	181	—
Goodwill adjustments related to Quellos and other(2)	(19)	(19)
End of year balance	$13,123	$12,961

(1)

In 2015, amount represents $113 million of goodwill from the Company’s acquisition of FutureAdvisor, which expanded the Company’s digital wealth management capabilities, $49 million of goodwill from the Company’s acquisition of Infraestructura Institucional, which expanded the Company’s infrastructure capabilities in Mexico, and $19 million of goodwill from the Company’s acquisition of certain assets related to BKCA.  The total consideration paid for these acquisitions was approximately $300 million, including $27 million of contingent consideration at fair value at time of close.

(2)

The decrease in goodwill during both 2015 and 2014 primarily resulted from a decline related to tax benefits realized from tax-deductible goodwill in excess of book goodwill from the acquisition of the fund-of-funds business of Quellos Group, LLC in October 2007 (the “Quellos Transaction”). Goodwill related to the Quellos Transaction will continue to be reduced in future periods by the amount of tax benefits realized from tax-deductible goodwill in excess of book goodwill from the Quellos Transaction. The balance of the Quellos tax-deductible goodwill in excess of book goodwill was approximately $231 million and $263 million at December 31, 2015 and 2014, respectively.

BlackRock assessed its goodwill for impairment as of July 31, 2015, 2014 and 2013 and considered such factors as the book value and the market capitalization of the Company. The impairment assessment indicated no impairment charges were required. The Company continues to monitor its book value per share compared with closing prices of its common stock for potential indicators of impairment. At December 31, 2015, the Company’s common stock closed at a market price of $340.52, which exceeded its book value of approximately $172.12 per share.

10. Intangible Assets

Intangible assets at December 31, 2015 and 2014 consisted of the following:

(in millions)	Remaining Weighted- Average Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
At December 31, 2015
Indefinite-lived intangible assets:
Management contracts	N/A	$15,699	$—	$15,699
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6
Total indefinite-lived intangible assets		17,108	—	17,108
Finite-lived intangible assets:
Management contracts	3.7	1,003	741	262
Intellectual property	2.6	6	4	2
Total finite-lived intangible assets	3.7	1,009	745	264
Total intangible assets		$18,117	$745	$17,372
At December 31, 2014
Indefinite-lived intangible assets:
Management contracts	N/A	$15,579	$—	$15,579
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6
Total indefinite-lived intangible assets		16,988	—	16,988
Finite-lived intangible assets:
Management contracts	3.8	1,390	1,036	354
Intellectual property	3.6	6	4	2
Total finite-lived intangible assets	3.8	1,396	1,040	356
Total intangible assets		$18,384	$1,040	$17,344

N/A	— Not Applicable

The impairment tests performed for intangible assets as of July 31, 2015, 2014 and 2013 indicated no impairment charges were required.

Estimated amortization expense for finite-lived intangible assets for each of the five succeeding years is as follows:

(in millions)
Year	Amount
2016	$97
2017	80
2018	30
2019	28
2020	14

Indefinite-Lived Acquired Management Contracts

In March 2015, in connection with the BKCA acquisition, the Company acquired $120 million of indefinite-lived management contracts.

Finite-Lived Acquired Management Contracts

In October 2015, in connection with the Infraestructura Institucional acquisition, the Company acquired $36 million of finite-lived management contracts with a weighted-average estimated useful life of approximately six years.

11. Other Assets

At March 31, 2013, BlackRock held an approximately one-third economic equity interest in Private National Mortgage Acceptance Company, LLC (“PNMAC”), which is accounted for as an equity method investment and is included in other assets on the consolidated statements of financial condition. On May 8, 2013, PennyMac became the sole managing member of PNMAC in connection with an initial public offering of PennyMac (the “PennyMac IPO”). As a result of the 2013 PennyMac IPO, BlackRock recorded a noncash, nonoperating pre-tax gain of $39 million related to the carrying value of its equity method investment.

Subsequent to the PennyMac IPO, in 2013 the Company contributed 6.1 million units of its PennyMac investment to a new donor advised fund (the “Charitable Contribution”). The fair value of the Charitable Contribution was $124 million and is included in general and administration expense on the consolidated statements of income for 2013. In connection with the Charitable Contribution, the Company also recorded a noncash, nonoperating pre-tax gain of $80 million related to the contributed investment and a tax benefit of approximately $48 million.

The carrying value and fair value of the Company’s interest (approximately 20% or 16 million shares and units) was approximately $222 million and $239 million, respectively, at December 31, 2015 and approximately $167 million and $269 million, respectively, at December 31, 2014. The fair value of the Company’s interest reflected the PennyMac stock price at December 31, 2015 and 2014, respectively (a Level 1 input).

12. Borrowings

Short-Term Borrowings

2015 Revolving Credit Facility. In March 2011, the Company entered into a five-year $3.5 billion unsecured revolving credit facility, which was amended in 2014, 2013 and 2012. In April 2015, the Company’s credit facility was further amended to extend the maturity date to March 2020 and to increase the amount of the aggregate commitment to $4.0 billion (the “2015 credit facility”). The 2015 credit facility permits the Company to request up to an additional $1.0 billion of borrowing capacity, subject to lender credit approval, increasing the overall size of the 2015 credit facility to an aggregate principal amount not to exceed $5.0 billion. Interest on borrowings outstanding accrues at a rate based on the applicable London Interbank Offered Rate plus a spread. The 2015 credit facility requires the Company not to exceed a maximum leverage ratio (ratio of net debt to earnings before interest, taxes, depreciation and amortization, where net debt equals total debt less unrestricted cash) of 3 to 1, which was satisfied with a ratio of less than 1 to 1 at December 31, 2015. The 2015 credit facility provides back-up liquidity to fund ongoing working capital for general corporate purposes and various investment opportunities. At December 31, 2015, the Company had no amount outstanding under the 2015 credit facility.

Commercial Paper Program. On October 14, 2009, BlackRock established a commercial paper program (the “CP Program”) under which the Company could issue unsecured commercial paper notes (the “CP Notes”) on a private placement basis up to a maximum aggregate amount outstanding at any time of $4.0 billion as amended in April 2015.  The CP Program is currently supported by the 2015 credit facility. At December 31, 2015, BlackRock had no CP Notes outstanding.

Long-Term Borrowings

The carrying value and fair value of long-term borrowings estimated using market prices and foreign exchange rates at December 31, 2015 included the following:

(in millions)	Maturity Amount	Unamortized Discount and Debt Issuance Costs	Carrying Value	Fair Value
6.25% Notes due 2017	$700	$(1)	$699	$757
5.00% Notes due 2019	1,000	(3)	997	1,106
4.25% Notes due 2021	750	(5)	745	828
3.375% Notes due 2022	750	(6)	744	773
3.50% Notes due 2024	1,000	(8)	992	1,030
1.25% Notes due 2025	760	(7)	753	729
Total Long-term Borrowings	$4,960	$(30)	$4,930	$5,223

Long-term borrowings at December 31, 2014 had a carrying value of $4.922 billion and a fair value of $5.309 billion determined using market prices at the end of December 2014.

2025 Notes.    In May 2015, the Company issued €700 million of 1.25% senior unsecured notes maturing on May 6, 2025 (the “2025 Notes”). The notes are listed on the New York Stock Exchange. The net proceeds of the 2025 Notes were used for general corporate purposes, including refinancing of outstanding indebtedness. Interest of approximately $10 million per year based on current exchange rates is payable annually on May 6 of each year. The 2025 Notes may be redeemed in whole or in part prior to maturity at any time at the option of the Company at a “make-whole” redemption price. The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2025 Notes.

Upon conversion to U.S. dollars the Company designated the €700 million debt offering as a net investment hedge to offset its currency exposure relating to its net investment in certain euro functional currency operations. A gain of $19 million, net of tax, was recognized in other comprehensive income for 2015. No hedge ineffectiveness was recognized during 2015.

2024 Notes. In March 2014, the Company issued $1.0 billion in aggregate principal amount of 3.50% senior unsecured and unsubordinated notes maturing on March 18, 2024 (the “2024 Notes”). The net proceeds of the 2024 Notes were used to refinance certain indebtedness which matured in the fourth quarter of 2014. Interest is payable semi-annually in arrears on March 18 and September 18 of each year, or approximately $35 million per year. The 2024 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price.  The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2024 Notes.

2022 Notes. In May 2012, the Company issued $1.5 billion in aggregate principal amount of unsecured unsubordinated obligations. These notes were issued as two separate series of senior debt securities, including $750 million of 1.375% notes, which were repaid in June 2015 at maturity, and $750 million of 3.375% notes maturing in June 2022 (the “2022 Notes”).   Net proceeds were used to fund the repurchase of BlackRock’s common stock and Series B Preferred from Barclays and affiliates and for general corporate purposes. Interest on the 2022 Notes of approximately $25 million per year, respectively, is payable semi-annually on June 1 and December 1 of each year, which commenced December 1, 2012. The 2022 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The “make-whole” redemption price represents a price, subject to the specific terms of the 2022 Notes and related indenture, that is the greater of (a) par value and (b) the present value of future payments that will not be paid because of an early redemption, which is discounted at a fixed spread over a comparable Treasury security. The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2022 Notes.

2021 Notes. In May 2011, the Company issued $1.5 billion in aggregate principal amount of unsecured unsubordinated obligations. These notes were issued as two separate series of senior debt securities, including $750 million of 4.25% notes maturing in May 2021 and $750 million of floating rate notes (“2013 Floating Rate Notes”), which were repaid in May 2013 at maturity. Net proceeds of this offering were used to fund the repurchase of BlackRock’s Series B Preferred from affiliates of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Interest on the 4.25% notes due in 2021 (“2021 Notes”) is payable semi-annually on May 24 and November 24 of each year, which commenced November 24, 2011, and is approximately $32 million per year. The 2021 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the

Company at a “make-whole” redemption price. The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2021 Notes.

2019 Notes. In December 2009, the Company issued $2.5 billion in aggregate principal amount of unsecured and unsubordinated obligations. These notes were issued as three separate series of senior debt securities including $0.5 billion of 2.25% notes, which were repaid in December 2012, $1.0 billion of 3.50% notes, which were repaid in December 2014 at maturity, and $1.0 billion of 5.0% notes maturing in December 2019 (the “2019 Notes”). Net proceeds of this offering were used to repay borrowings under the CP Program, which was used to finance a portion of the acquisition of Barclays Global Investors (“BGI”) from Barclays on December 1, 2009 (the “BGI Transaction”), and for general corporate purposes. Interest on the 2019 Notes of approximately $50 million per year is payable semi-annually in arrears on June 10 and December 10 of each year. These notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2019 Notes.

2017 Notes. In September 2007, the Company issued $700 million in aggregate principal amount of 6.25% senior unsecured and unsubordinated notes maturing on September 15, 2017 (the “2017 Notes”). A portion of the net proceeds of the 2017 Notes was used to fund the initial cash payment for the acquisition of the fund-of-funds business of Quellos and the remainder was used for general corporate purposes. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, or approximately $44 million per year. The 2017 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2017 Notes.

13. Commitments and Contingencies

Operating Lease Commitments

The Company leases its primary office spaces under agreements that expire through 2035. Future minimum commitments under these operating leases are as follows:

(in millions)
Year	Amount
2016	$134
2017	133
2018	131
2019	125
2020	120
Thereafter	560
Total	$1,203

Rent expense and certain office equipment expense under lease agreements amounted to $136 million, $132 million and $137 million in 2015, 2014 and 2013, respectively.

Investment Commitments. At December 31, 2015, the Company had $179 million of various capital commitments to fund sponsored investment funds, including consolidated VIEs.  These funds include private equity funds, real estate funds, infrastructure funds and opportunistic funds. This amount excludes additional commitments made by consolidated funds of funds to underlying third-party funds as third-party noncontrolling interest holders have the legal obligation to fund the respective commitments of such funds of funds. In addition to the capital commitments of $179 million, the Company had approximately $38 million of contingent commitments for certain funds which have investment periods that have expired. Generally, the timing of the funding of these commitments is unknown and the commitments are callable on demand at any time prior to the expiration of the commitment. These unfunded commitments are not recorded on the consolidated statements of financial condition. These commitments do not include potential future commitments approved by the Company that are not yet legally binding. The Company intends to make additional capital commitments from time to time to fund additional investment products for, and with, its clients.

Contingencies

Contingent Payments. The Company acts as the portfolio manager in a series of derivative transactions and has a maximum potential exposure of $17 million between the Company and counterparty. See Note 7, Derivatives and Hedging, for further discussion.

Contingent Payments Related to Business Acquisitions. In connection with certain acquisitions, BlackRock is required to make contingent payments, subject to the acquired businesses achieving specified performance targets over a certain period subsequent to the applicable acquisition date.  The fair value of the remaining aggregate contingent payments at December 31, 2015 is not significant to the condensed consolidated statement of financial condition and is included in other liabilities.

Legal Proceedings. From time to time, BlackRock receives subpoenas or other requests for information from various U.S. federal, state governmental and domestic and international regulatory authorities in connection with certain industry-wide or other investigations or proceedings. It is BlackRock’s policy to cooperate fully with such inquiries. The Company and certain of its subsidiaries have been named as defendants in various legal actions, including arbitrations and other litigation arising in connection with BlackRock’s activities. Additionally, BlackRock advised investment portfolios may be subject to lawsuits, any of which potentially could harm the investment returns of the applicable portfolio or result in the Company being liable to the portfolios for any resulting damages.

On May 27, 2014, certain purported investors in the BlackRock Global Allocation Fund, Inc. and the BlackRock Equity Dividend Fund (collectively, the “Funds”) filed a consolidated complaint (the “Consolidated Complaint”) in the U.S. District Court for the District of New Jersey against BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited (collectively, the “Defendants”) under the caption In re BlackRock Mutual Funds Advisory Fee Litigation. The Consolidated Complaint, which purports to be brought derivatively on behalf of the Funds, alleges that the Defendants violated Section 36(b) of the Investment Company Act by receiving allegedly excessive investment advisory fees from the Funds. On February 24, 2015, the same plaintiffs filed another complaint in the same court against BlackRock Investment Management, LLC and BlackRock Advisors, LLC. The allegations and legal claims in both complaints are substantially similar, with the new complaint purporting to challenge fees received by Defendants after the plaintiffs filed their prior complaint. Both complaints seek, among other things, to recover on behalf of the Funds all allegedly excessive advisory fees received by Defendants in the twelve month period preceding the start of each lawsuit, along with purported lost investment returns on those amounts, plus interest. On March 25, 2015, Defendants’ motion to dismiss the Consolidated Complaint was denied. The Defendants believe the claims in both lawsuits are without merit and intend to vigorously defend the actions.

Between November 12, 2015 and November 16, 2015, BlackRock, Inc., BlackRock Realty Advisors, Inc. (“BRA”) and the BlackRock Granite Property Fund, Inc. (“Granite Fund”), along with certain other Granite Fund-related entities (collectively, the “BlackRock Parties”) were named as defendants in thirteen separate lawsuits filed in the Superior Court of the State of California for the County of Alameda arising out of the June 16, 2015 collapse of a balcony at the Library Gardens apartment complex in Berkeley, California (the “Property”). The Property is indirectly owned by the Granite Fund, which is managed by BRA. The plaintiffs also named as defendants in the lawsuits Greystar, which is the property manager of the Property, and certain other entities, including the developer of the Property, building contractors and building materials suppliers. The plaintiffs allege, among other things, that the BlackRock Parties were negligent in their ownership, control and maintenance of the Property’s balcony, and seek monetary, including punitive, damages. The Company believes the claims in the lawsuits are without merit and intends to vigorously defend the actions.

Management, after consultation with legal counsel, currently does not anticipate that the aggregate liability arising out of regulatory matters or lawsuits will have a material effect on BlackRock’s results of operations, financial position, or cash flows. However, there is no assurance as to whether any such pending or threatened matters will have a material effect on BlackRock’s results of operations, financial position or cash flows in any future reporting period. Due to uncertainties surrounding the outcome of these matters, management cannot reasonably estimate the possible loss or range of loss that may arise from these matters.

Indemnifications. In the ordinary course of business or in connection with certain acquisition agreements, BlackRock enters into contracts pursuant to which it may agree to indemnify third parties in certain circumstances. The terms of these indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined or the likelihood of any liability is considered remote. Consequently, no liability has been recorded on the consolidated statements of financial condition.

In connection with securities lending transactions, BlackRock has issued certain indemnifications to certain securities lending clients against potential loss resulting from a borrower’s failure to fulfill its obligations under the securities lending agreement should the value of the collateral pledged by the borrower at the time of default be insufficient to cover the borrower’s obligation under the securities lending agreement. At December 31, 2015, the Company indemnified certain of its clients for their securities lending loan balances of approximately $169.3 billion. The Company held as agent, cash and securities totaling $179.6 billion as collateral for indemnified securities on loan at December 31, 2015. The fair value of these indemnifications was not material at December 31, 2015.

14. Stock-Based Compensation

The components of stock-based compensation expense are as follows:

	Year ended December 31,
(in millions)	2015	2014	2013
Stock-based compensation:
Restricted stock and RSUs	$484	$421	$415
Long-term incentive plans to be funded by PNC	30	32	33
Total stock-based compensation	$514	$453	$448

Stock Award and Incentive Plan. Pursuant to the BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan (the “Award Plan”), options to purchase shares of the Company’s common stock at an exercise price not less than the market value of BlackRock’s common stock on the date of grant in the form of stock options, restricted stock or RSUs may be granted to employees and nonemployee directors. A maximum of 34,500,000 shares of common stock were authorized for issuance under the Award Plan. Of this amount, 7,621,046 shares remain available for future awards at December 31, 2015. Upon exercise of employee stock options, the issuance of restricted stock or the vesting of RSUs, the Company issues shares out of treasury to the extent available.

Restricted Stock and RSUs. Pursuant to the Award Plan, restricted stock grants and RSUs may be granted to certain employees. Substantially all restricted stock and RSUs vest over periods ranging from one to three years and are expensed using the straight-line method over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards.

Restricted stock and RSU activity for 2015 is summarized below.

Outstanding at	Restricted Stock and Units	Weighted Average Grant-Date Fair Value
December 31, 2014	3,401,909	$257.01
Granted	1,377,263	$343.49
Converted	(1,639,078)	$231.26
Forfeited	(72,357)	$306.41
December 31, 2015(1)	3,067,737	$308.42

(1)	At December 31, 2015, approximately 2.8 million awards are expected to vest and 0.2 million awards have vested but have not been converted.

The Company values restricted stock and RSUs at their grant-date fair value as measured by BlackRock’s common stock price. The total fair market value of RSUs/restricted stock granted to employees during 2015, 2014 and 2013 was $473 million, $472 million and $390 million, respectively. The total fair market value of RSUs/restricted stock converted to common stock during 2015, 2014 and 2013 was $379 million, $534 million and $528 million, respectively.

At December 31, 2015, the intrinsic value of outstanding RSUs was $1.0 billion, reflecting a closing stock price of $340.52 at December 31, 2015.

RSUs/restricted stock granted under the Award Plan primarily related to the following:

	Year ended December 31,
	2015	2014	2013
Awards granted as part of annual incentive compensation that vest ratably over three years from the date of grant	952,329	1,022,295	1,172,381
Awards granted that cliff vest 100% on:
January 31, 2016	—	—	370,812
January 31, 2017	—	287,963	—
January 31, 2018	303,999	—	—
	1,256,328	1,310,258	1,543,193

In addition the Company also granted RSUs of 120,935, 166,018 and 117,339 during 2015, 2014 and 2013, respectively.

At December 31, 2015, there was $305 million in total unrecognized stock-based compensation expense related to unvested RSUs. The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 0.9 years.

In January 2016, the Company granted under the Award Plan

•	1,030,964 RSUs or shares of restricted stock to employees as part of annual incentive compensation that vest ratably over three years from the date of grant; and
•	303,587 RSUs or shares of restricted stock to employees that cliff vest 100% on January 31, 2019.

Market Performance-based RSUs. Pursuant to the Award Plan, market performance-based RSUs may be granted to certain employees. The market performance-based RSUs require that separate 15%, 25% and 35% share price appreciation targets be achieved during the six-year term of the awards. The awards are split into three tranches and each tranche may vest if the specified target increase in share price is met. Eligible vesting dates for each tranche are January 31 (or, if such date is not a business day, the next following business day) of the year in which the fourth, fifth or sixth anniversaries of the grant-date occurs. Certain awards are forfeited if the employee leaves BlackRock before the vesting date. These awards are amortized over a service period of four years, which is the longer of the explicit service period or the period in which the market target is expected to be met. Market performance-based RSUs are not considered participating securities as the dividend equivalents are subject to forfeiture prior to vesting of the award. During 2015 there were no market performance-based awards granted.  In 2014 and 2013, the Company granted 315,961 and 556,581 market performance-based RSUs, respectively.  The 2013 grant will be funded primarily by shares currently held by PNC (see Long-Term Incentive Plans Funded by PNC below).

Market performance-based RSU activity for 2015 is summarized below.

Outstanding at	Market Performance- Based RSUs	Weighted Average Grant-Date Fair Value
December 31, 2014	1,425,319	$137.31
Forfeited	(47,142)	$144.27
December 31, 2015(1)	1,378,177	$137.07

(1)	At December 31, 2015, approximately 1.3 million awards are expected to vest and an immaterial amount of awards have vested and have not been converted.

At December 31, 2015, total unrecognized stock-based compensation expense related to unvested market performance-based awards was $47 million. The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 0.9 years.

At December 31, 2015, the intrinsic value of outstanding market performance-based awards was $469 million reflecting a closing stock price of $340.52.

The grant-date fair value of the awards was $62 million in 2014 and $71 million in 2013. The fair value was calculated using a Monte Carlo simulation with the following assumptions:

Grant Year	Risk-Free Interest Rate	Performance Period	Expected Stock Volatility	Expected Dividend Yield
2013	1.05%	6	25.85%	2.89%
2014	2.05%	6	27.40%	2.42%

The Company’s expected stock volatility assumption was based upon an average of the historical stock price fluctuations of BlackRock’s common stock and an implied volatility at the grant-date. The dividend yield assumption was derived using estimated dividends over the expected term and the stock price at the date of grant. The risk-free interest rate is based on the U.S. Treasury yield at date of grant.

Performance-Based RSUs.  Pursuant to the Award Plan, performance-based RSUs may be granted to certain employees. Each performance-based award consists of a “base” number of RSUs granted to the employee. The number of shares that an employee ultimately receives at vesting will be equal to the base number of performance-based RSUs granted, multiplied by a predetermined percentage determined in accordance with the level of attainment of Company performance measures during the performance period and could be higher or lower than the original RSU grant. The awards are generally forfeited if the employee leaves the Company before the vesting date. Performance-based RSUs are not considered participating securities as the dividend equivalents are subject to forfeiture prior to vesting of the award.

In January 2015, the Company granted 262,847 performance-based RSUs to certain employees that cliff vest 100% on January 31, 2018. These awards are amortized over a service period of three years.  The number of shares distributed at vesting could be higher or lower than the original grant based on the level of attainment of predetermined Company performance measures.

Performance-based RSU activity for 2015 is summarized below.

Outstanding at	Performance- Based RSUs	Weighted Average Grant-Date Fair Value
December 31, 2014	—	$—
Granted	262,847	$343.86
Forfeited	(6,979)	$343.86
December 31, 2015	255,868	$343.86

At December 31, 2015, total unrecognized stock-based compensation expense related to unvested performance-based awards was $59 million.  The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 2.1 years.

The Company values performance-based RSUs at their grant-date fair value as measured by BlackRock’s common stock price. The total grant-date fair market value of performance-based RSUs expected to vest was $90 million.

At December 31, 2015, the intrinsic value of outstanding performance-based RSUs was $87 million reflecting a closing stock price of $340.52.

In January 2016, the Company granted 375,242 performance-based RSUs to certain employees that cliff vest 100% on January 31, 2019. These awards are amortized over a service period of three years.  The number of shares distributed at vesting could be higher or lower than the original grant based on the level of attainment of predetermined Company performance measures.

Long-Term Incentive Plans Funded by PNC. Under a share surrender agreement, PNC committed to provide up to 4 million shares of BlackRock stock, held by PNC, to fund certain BlackRock long-term incentive plans (“LTIP”). The current share surrender agreement commits PNC to provide BlackRock series C nonvoting participating preferred stock to fund the remaining committed shares. As of December 31, 2015, 2.7 million shares had been surrendered by PNC.

At December 31, 2015, the remaining shares committed by PNC of 1.3 million were available to fund certain future long-term incentive awards.

In January 2016, 548,277 shares were surrendered by PNC.

Stock Options. Stock option grants were made to certain employees pursuant to the Award Plan in 1999 through 2007. Options granted have a ten-year life, vested ratably over periods ranging from two to five years and became exercisable upon vesting. The Company has not granted any stock options subsequent to the January 2007 grant, which vested on September 29, 2011. Stock option activity for 2015 is summarized below.

Outstanding and Exercisable at	Shares under option	Weighted average exercise price
December 31, 2014	906,719	$167.76
Exercised	(752,625)	$167.76
December 31, 2015	154,094	$167.76

The aggregate intrinsic value of options exercised during 2015, 2014 and 2013 was $128 million, $4 million and $19 million, respectively.

The aggregate intrinsic value of exercisable shares was $27 million at December 31, 2015, reflecting a closing stock price of $340.52.  The weighted average remaining life of the options outstanding at December 31, 2015 was approximately one year.

As of December 31, 2015, the Company had no remaining unrecognized stock-based compensation expense related to stock options.

Employee Stock Purchase Plan (“ESPP”). The ESPP allows eligible employees to purchase the Company’s common stock at 95% of the fair market value on the last day of each three-month offering period. The Company does not record compensation expense related to employees purchasing shares under the ESPP.

15. Employee Benefit Plans

Deferred Compensation Plans

Voluntary Deferred Compensation Plan. The Company adopted a Voluntary Deferred Compensation Plan (“VDCP”) that allows eligible employees in the United States to elect to defer between 1% and 100% of their annual cash incentive compensation. The participants must specify a deferral period of up to 10 years from the year of deferral and additionally, elect to receive distributions in the form of a lump sum or in up to 10 annual installments. The Company may fund the obligation through the rabbi trust on behalf of the plan’s participants.

The rabbi trust established for the VDCP, with assets totaling $65 million at both December 31, 2015 and 2014, is reflected in investments on the consolidated statements of financial condition. Such investments are classified as trading investments. The corresponding liability balance of $88 million and $78 million at December 31, 2015 and 2014, respectively, is reflected on the consolidated statements of financial condition as accrued compensation and benefits. Earnings in the rabbi trust, including unrealized appreciation or depreciation, are reflected as nonoperating income (expense) and changes in the corresponding liability are reflected as employee compensation and benefits expense on the consolidated statements of income.

Other Deferred Compensation Plans. The Company has additional compensation plans for the purpose of providing deferred compensation and retention incentives to certain employees. For these plans, the final value of the deferred amount to be distributed in cash upon vesting is associated with investment returns of certain investment funds. The liabilities for these plans were $178 million and $126 million at December 31, 2015 and 2014, respectively, and are reflected in the consolidated statements of financial condition as accrued compensation and benefits. In January 2016, the Company granted approximately $151 million of additional deferred compensation that will fluctuate with investment returns and will vest ratably over three years from the date of grant.

Defined Contribution Plans

The Company has several defined contribution plans primarily in the United States and United Kingdom.

Certain of the Company’s U.S. employees participate in a defined contribution plan (“U.S. Plan”). Employee contributions of up to 8% of eligible compensation, as defined by the plan and subject to Internal Revenue Code (“IRC”) limitations, are matched by the Company at 50% up to a maximum of $5,000 annually. In addition, the Company makes an annual retirement contribution to eligible participants equal to 3-5% of eligible compensation. In 2015, 2014 and 2013, the Company’s contribution expense related to the U.S. Plan was $72 million, $67 million and $63 million, respectively.

Certain U.K. wholly owned subsidiaries of the Company contribute to a defined contribution plan for their employees (“U.K. Plan”).  The contributions range between 6% and 15% of each employee’s eligible compensation. The Company’s contribution expense related to this plan was $33 million in both 2015 and 2014, and $29 million in 2013.

In addition, the contribution expense related to defined contribution plans in other regions was $18 million in 2015 and 2014, and 2013.

Defined Benefit Plans. The Company has several defined benefit pension plans primarily in Japan and Germany. All accrued benefits under the Germany defined benefit plan are currently frozen and the plan is closed to new participants. The participant benefits under the Germany plan will not change with salary increases or additional years of service. At December 31, 2015 and 2014, the plan assets for both these plans were approximately $22 million and $21 million, respectively. The underfunded obligations at December 31, 2015 and 2014 were not material. Benefit payments for the next five years and in aggregate for the five years thereafter are not expected to be material.

16. Related Party Transactions

Determination of Related Parties

PNC. The Company considers PNC, along with its affiliates, to be related parties based on the level of its ownership of BlackRock capital stock. At December 31, 2015, PNC owned approximately 21.1% of the Company’s voting common stock and held approximately 22.2% of the total capital stock.

Registered Investment Companies and Equity Method Investments. The Company considers the registered investment companies that it manages, which include mutual funds and exchange-traded funds, to be related parties as a result of the Company’s advisory relationship. In addition, equity method investments are considered related parties, due to the Company’s influence over the financial and operating policies of the investee.

Revenue from Related Parties

Revenues for services provided by the Company to these and other related parties are as follows:

	Year ended December 31,
(in millions)	2015	2014	2013
Investment advisory, administration fees and securities lending revenue:
PNC and affiliates	$4	$5	$5
Registered investment companies/equity method investees	6,871	6,733	5,986
Total investment advisory, administration fees, and securities lending revenue	6,875	6,738	5,991
Investment advisory performance fees	129	173	185
BlackRock Solutions and advisory:
PNC and affiliates	7	7	7
Equity method investees	—	6	11
Other	—	—	5
Total BlackRock Solutions and advisory	7	13	23
Other revenue:
PNC and affiliates	3	3	3
Equity method investees	70	67	58
Total other revenue	73	70	61
Total revenue from related parties	$7,084	$6,994	$6,260

The Company provides investment advisory and administration services to its open- and closed-end funds and other commingled or pooled funds and separate accounts in which related parties invest. In addition, the Company provides investment advisory and administration services to PNC and its affiliates for fees based on AUM. Further, the Company provides risk management services to PNC. The Company records its investment advisory and administration fees net of retrocessions.

 Aggregate Expenses for Transactions with Related Parties

Aggregate expenses included in the consolidated statements of income for transactions with related parties are as follows:

	Year ended December 31,
(in millions)	2015	2014	2013
Expenses with related parties:
Distribution and servicing costs
PNC and affiliates	$2	$2	$2
Total distribution and servicing costs	2	2	2
General and administration expenses
Other registered investment companies	60	55	50
Other	18	5	—
Total general and administration expenses	78	60	50
Total expenses with related parties	$80	$62	$52

Certain Agreements and Arrangements with PNC

PNC. On February 27, 2009, BlackRock entered into an amended and restated implementation and stockholder agreement with PNC, and a third amendment to the share surrender agreement with PNC.

Receivables and Payables with Related Parties. Due from related parties, which is included within other assets on the consolidated statements of financial condition was $73 million and $89 million at December 31, 2015 and 2014, respectively, and primarily represented receivables from certain investment products managed by BlackRock. Accounts receivable at December 31, 2015 and 2014 included $705 million and $747 million, respectively, related to receivables from BlackRock mutual funds, including iShares, for investment advisory and administration services.

Due to related parties, which is included within other liabilities on the consolidated statements of financial condition, was $18 million and $12 million at December 31, 2015 and 2014, respectively, and primarily represented payables to certain investment products managed by BlackRock.

17. Net Capital Requirements

The Company is required to maintain net capital in certain regulated subsidiaries within a number of jurisdictions, which is partially maintained by retaining cash and cash equivalent investments in those subsidiaries or jurisdictions. As a result, such subsidiaries of the Company may be restricted in their ability to transfer cash between different jurisdictions and to their parents. Additionally, transfers of cash between international jurisdictions, including repatriation to the United States, may have adverse tax consequences that could discourage such transfers.

Banking Regulatory Requirements. BlackRock Institutional Trust Company, N.A. (“BTC”), a wholly owned subsidiary of the Company, is chartered as a national bank whose powers are limited to trust activities. BTC is subject to regulatory capital requirements administered by the Office of the Comptroller of the Currency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, BTC must meet specific capital guidelines that invoke quantitative measures of BTC’s assets, liabilities, and certain off-balance sheet items as calculated under the regulatory accounting practices. BTC’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulators to ensure capital adequacy require BTC to maintain a minimum Tier 1 capital and Tier 1 leverage ratio, as well as Tier 1 and total risk-based capital ratios. Based on BTC’s calculations as of December 31, 2015 and 2014, it exceeded the applicable capital adequacy requirements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2015(1)
Total capital (to risk weighted assets)	$1,593	88.6%	$144	8.0%	$180	10.0%
Common Equity Tier 1 capital (no risk weighted assets)(1)	$1,593	88.6%	$81	4.5%	$117	6.5%
Tier 1 capital (to risk weighted assets)	$1,593	88.6%	$108	6.0%	$144	8.0%
Tier 1 capital (to average assets)	$1,593	66.7%	$96	4.0%	$119	5.0%
December 31, 2014
Total capital (to risk weighted assets)	$775	142.0%	$44	8.0%	$56	10.0%
Tier 1 capital (to risk weighted assets)	$775	142.0%	$22	4.0%	$33	6.0%
Tier 1 capital (to average assets)	$775	72.1%	$43	4.0%	$54	5.0%

(1)	Ratios and amounts as of December 31, 2015 reflect the adoption of revised capital rules effective January 1, 2015.

Broker-dealers. BlackRock Investments, LLC and BlackRock Execution Services are registered broker-dealers and wholly owned subsidiaries of BlackRock that are subject to the Uniform Net Capital requirements under the Securities Exchange Act of 1934, which requires maintenance of certain minimum net capital levels.

Capital Requirements. At both December 31, 2015 and 2014, the Company was required to maintain approximately $1.1 billion in net capital in certain regulated subsidiaries, including BTC, entities regulated by the Financial Conduct Authority and Prudential Regulation Authority in the United Kingdom, and the Company’s broker-dealers. The Company was in compliance with all applicable regulatory net capital requirements.

18. Accumulated Other Comprehensive Income (Loss)

The following table presents changes in accumulated other comprehensive income (loss) (“AOCI”) by component for 2015, 2014 and 2013:

(in millions)	Unrealized Gains (Losses) on Available-for-sale Investments(1),(2)	Benefit Plans	Foreign Currency Translation Adjustments(3)	Total
December 31, 2012	$16	$(4)	$(71)	$(59)
Other comprehensive income (loss) before reclassifications	4	10	23	37
Amount reclassified from AOCI(4)	(13)	—	—	(13)
Net other comprehensive income (loss) for 2013	(9)	10	23	24
December 31, 2013	$7	$6	$(48)	$(35)
Other comprehensive income (loss) before reclassifications	3	(2)	(231)	(230)
Amount reclassified from AOCI(4)	(8)	—	—	(8)
Net other comprehensive income (loss) for 2014	(5)	(2)	(231)	(238)
December 31, 2014	$2	$4	$(279)	$(273)
Other comprehensive income (loss) before reclassifications	(1)	1	(173)	(173)
Amount reclassified from AOCI(4)	(2)	—	—	(2)
Net other comprehensive income (loss) for 2015	(3)	1	(173)	(175)
December 31, 2015	$(1)	$5	$(452)	$(448)

(1)	All amounts are net of tax.
(2)	The tax benefit (expense) was not material for 2015, 2014 and 2013.
(3)	Amount for 2015 includes gains from a net investment hedge of $19 million, net of tax of $11 million.
(4)	The pre-tax amount reclassified from AOCI was included in net gain (loss) on investments on the consolidated statements of income.

19. Capital Stock

The Company’s authorized common stock and nonvoting participating preferred stock, $0.01 par value, (“Preferred”) consisted of the following:

	December 31, 2015	December 31, 2014
Common Stock	500,000,000	500,000,000
Nonvoting Participating Preferred Stock
Series A Preferred	20,000,000	20,000,000
Series B Preferred	150,000,000	150,000,000
Series C Preferred	6,000,000	6,000,000
Series D Preferred	20,000,000	20,000,000

January 2013 PNC Capital Contribution. In January 2013, PNC surrendered to BlackRock 205,350 shares of BlackRock Series C Preferred to fund certain LTIP awards in accordance with the share surrender agreement between PNC and BlackRock.

Cash Dividends for Common and Preferred Shares / RSUs. During 2015, 2014 and 2013, the Company paid cash dividends of $8.72 per share (or $1,476 million), $7.72 per share (or $1,338 million)and $6.72 per share (or $1,168 million), respectively.

Share Repurchases. The Company repurchased 3.1 million common shares in open market-transactions under its share repurchase program for $1.1 billion during 2015. At December 31, 2015, there were 6.3 million shares still authorized to be repurchased.

The Company’s common and preferred shares issued and outstanding and related activity consist of the following:

	Shares Issued				Shares Outstanding
	Common Shares	Treasury Common Shares	Series B Preferred	Series C Preferred	Common Shares	Series B Preferred	Series C Preferred
December 31, 2012	171,252,185	(2,376,881)	823,188	1,517,237	168,875,304	823,188	1,517,237
Shares repurchased	—	(3,689,845)	—	—	(3,689,845)	—	—
Net issuance of common shares related to employee stock transactions	—	1,404,229	—	—	1,404,229	—	—
PNC LTIP capital contribution	—	—	—	(205,350)	—	—	(205,350)
December 31, 2013	171,252,185	(4,662,497)	823,188	1,311,887	166,589,688	823,188	1,311,887
Shares repurchased	—	(3,175,088)	—	—	(3,175,088)	—	—
Net issuance of common shares related to employee stock transactions	—	1,372,188	—	—	1,372,188	—	—
December 31, 2014	171,252,185	(6,465,397)	823,188	1,311,887	164,786,788	823,188	1,311,887
Shares repurchased	—	(3,080,689)	—	—	(3,080,689)	—	—
Net issuance of common shares related to employee stock transactions	—	1,754,965	—	—	1,754,965	—	—
December 31, 2015	171,252,185	(7,791,121)	823,188	1,311,887	163,461,064	823,188	1,311,887

20. Income Taxes

The components of income tax expense for 2015, 2014 and 2013, are as follows:

(in millions)	2015	2014	2013
Current income tax expense:
Federal	$937	$923	$869
State and local	74	54	39
Foreign	395	258	307
Total net current income tax expense	1,406	1,235	1,215
Deferred income tax expense (benefit):
Federal	(13)	(73)	(68)
State and local	(19)	(9)	13
Foreign	(124)	(22)	(138)
Total net deferred income tax expense (benefit)	(156)	(104)	(193)
Total income tax expense	$1,250	$1,131	$1,022

Income tax expense has been based on the following components of income before taxes, less net income (loss) attributable to noncontrolling interests:

(in millions)	2015	2014	2013
Domestic	$2,840	$2,946	$2,814
Foreign	1,755	1,479	1,140
Total	$4,595	$4,425	$3,954

The foreign income before taxes includes countries that have statutory tax rates that are lower than the U.S. federal statutory tax rate of 35%, such as the United Kingdom, Channel Islands, Canada and the Netherlands.

A reconciliation of income tax expense with expected federal income tax expense computed at the applicable federal income tax rate of 35% is as follows:

(in millions)	2015	%	2014	%	2013	%
Statutory income tax expense	$1,608	35%	$1,549	35%	$1,383	35%
Increase (decrease) in income taxes resulting from:
State and local taxes (net of federal benefit)	42	1	51	1	39	1
Impact of foreign, state, and local tax rate changes on deferred taxes	(45)	(1)	(4)	—	(69)	(2)
Effect of foreign tax rates	(385)	(8)	(434)	(10)	(329)	(8)
Other	30	—	(31)	—	(2)	—
Income tax expense	$1,250	27%	$1,131	26%	$1,022	26%

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. These temporary differences result in taxable or deductible amounts in future years.

The components of deferred income tax assets and liabilities are shown below

	December 31,
(in millions)	2015	2014
Deferred income tax assets:
Compensation and benefits	$372	$323
Unrealized investment losses	114	157
Loss carryforwards	98	47
Foreign tax credit carryforwards	83	40
Other	235	253
Gross deferred tax assets	902	820
Less: deferred tax valuation allowances	(20)	(29)
Deferred tax assets net of valuation allowances	882	791
Deferred income tax liabilities:
Goodwill and acquired indefinite-lived intangibles	5,588	5,616
Acquired finite-lived intangibles	45	65
Other	80	89
Gross deferred tax liabilities	5,713	5,770
Net deferred tax (liabilities)	$(4,831)	$(4,979)

Deferred income tax assets and liabilities are recorded net when related to the same tax jurisdiction. At December 31, 2015, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $20 million and $4,851 million, respectively. At December 31, 2014, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $10 million and $4,989 million, respectively.

During 2015, tax legislation enacted in the United Kingdom and domestic state and local tax changes resulted in a $54 million net noncash benefit related to the revaluation of certain deferred income tax liabilities. During 2014, state and local tax changes resulted in a $4 million net noncash benefit related to the revaluation of certain deferred income tax liabilities.

 At December 31, 2015 and 2014, the Company had available state net operating loss carryforwards of $1.5 billion and $1.2 billion, respectively, which will begin to expire in 2017. At December 31, 2015 and 2014, the Company had foreign net operating loss carryforwards of $135 million and $137 million, respectively, of which $6 million will begin to expire in 2017 and the balance will carry forward indefinitely. At December 31, 2015, the Company had foreign tax credit carryforwards for income tax purposes of $83 million which will begin to expire in 2023.

At December 31, 2015 and 2014, the Company had $20 million and $29 million of valuation allowances for deferred income tax assets, respectively, recorded on the consolidated statements of financial condition. The year-over-year decrease in the valuation allowance primarily related to the realization of tax loss carryforwards and certain foreign deferred income tax assets.

Goodwill recorded in connection with the Quellos Transaction has been reduced during the period by the amount of tax benefit realized from tax-deductible goodwill. See Note 9, Goodwill, for further discussion.

Current income taxes are recorded net on the consolidated statements of financial condition when related to the same tax jurisdiction. At December 31, 2015, the Company had current income taxes receivable and payable of $166 million and $79 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively. At December 31, 2014, the Company had current income taxes receivable and payable of $117 million and $125 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively.

The Company does not provide deferred taxes on the excess of the financial reporting over tax basis on its investments in foreign subsidiaries that are essentially permanent in duration. The excess totaled $4,734 million and $3,871 million at December 31, 2015 and 2014, respectively. The determination of the additional deferred income taxes on the excess has not been provided because it is not practicable due to the complexities associated with its hypothetical calculation.

The following tabular reconciliation presents the total amounts of gross unrecognized tax benefits:

	Year ended December 31,
(in millions)	2015	2014	2013
Balance at January 1	$379	$467	$404
Additions for tax positions of prior years	39	21	11
Reductions for tax positions of prior years	(25)	(24)	(5)
Additions based on tax positions related to current year	75	85	67
Lapse of statute of limitations	(2)	(2)	—
Settlements	—	(168)	(12)
Positions assumed in acquisitions	—	—	2
Balance at December 31	$466	$379	$467

Included in the balance of unrecognized tax benefits at December 31, 2015, 2014 and 2013, respectively, are $320 million, $283 million and $304 million of tax benefits that, if recognized, would affect the effective tax rate.

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued interest and penalties of $12 million during 2015 and in total, as of December 31, 2015, had recognized a liability for interest and penalties of $56 million. The Company accrued interest and penalties of $(25) million during 2014 and in total, as of December 31, 2014, had recognized a liability for interest and penalties of $44 million. The Company accrued interest and penalties of $(1) million during 2013 and in total, as of December 31, 2013, had recognized a liability for interest and penalties of $68 million.

BlackRock is subject to U.S. federal income tax, state and local income tax, and foreign income tax in multiple jurisdictions. Tax years after 2009 remain open to U.S. federal income tax examination.

In June 2014, the IRS commenced its examination of BlackRock’s 2010 through 2012 tax years, and while the impact on the consolidated financial statements is undetermined, it is not expected to be material.

The Company is currently under audit in several state and local jurisdictions. The significant state and local income tax examinations are in New York State and New York City for tax years 2009 through 2011, and New Jersey for tax years 2007 through 2009. No state and local income tax audits cover years earlier than 2007.  No state and local income tax audits are expected to result in an assessment material to BlackRock’s consolidated financial statements.

Her Majesty’s Revenue and Customs’ (“HMRC”) United Kingdom income tax audit for various U.K. BlackRock subsidiaries is in progress for tax years 2009 and forward. While the impact on the consolidated financial statements is undetermined, it is not expected to be material.

At December 31, 2015, it is reasonably possible the total amounts of unrecognized tax benefits will change within the next twelve months due to completion of tax authorities’ exams or the expiration of statues of limitations. Management estimates that the existing liability for uncertain tax positions could decrease by approximately $13 million to $33 million within the next twelve months.

21. Earnings Per Share

The following table sets forth the computation of basic and diluted EPS for 2015, 2014 and 2013 under the treasury stock method:

(in millions, except shares and per share data)	2015	2014	2013
Net income attributable to BlackRock	$3,345	$3,294	$2,932
Basic weighted-average shares outstanding	166,390,009	168,225,154	170,185,870
Dilutive effect of nonparticipating RSUs and stock options	2,648,562	2,887,107	3,643,032
Total diluted weighted-average shares outstanding	169,038,571	171,112,261	173,828,902
Basic earnings per share	$20.10	$19.58	$17.23
Diluted earnings per share	$19.79	$19.25	$16.87

There were no anti-dilutive RSUs for 2015 and 2013. Amounts of anti-dilutive RSUs for 2014 were immaterial. In addition, there were no anti-dilutive stock options for 2015, 2014 and 2013.

22. Segment Information

The Company’s management directs BlackRock’s operations as one business, the asset management business.  The Company utilizes a consolidated approach to assess performance and allocate resources. As such, the Company operates in one business segment as defined in ASC 280-10.

The following table illustrates investment advisory, administration fees, securities lending revenue and performance fees by product type, BlackRock Solutions and advisory revenue, distribution fees and other revenue for 2015, 2014 and 2013.

(in millions)	2015	2014	2013
Equity	$5,345	$5,337	$4,816
Fixed income	2,428	2,171	1,996
Multi-asset	1,287	1,236	1,063
Alternatives	1,082	1,103	1,104
Cash management	319	292	321
Total investment advisory, administration fees, securities lending revenue and performance fees	10,461	10,139	9,300
BlackRock Solutions and advisory	646	635	577
Distribution fees	55	70	73
Other revenue	239	237	230
Total revenue	$11,401	$11,081	$10,180

The following table illustrates total revenue for 2015, 2014 and 2013 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the customer resides.

(in millions)
Revenue	2015	2014	2013
Americas	$7,502	$7,286	$6,829
Europe	3,356	3,246	2,832
Asia-Pacific	543	549	519
Total revenue	$11,401	$11,081	$10,180

The following table illustrates long-lived assets that consist of goodwill and property and equipment at December 31, 2015, 2014 and 2013 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the asset is physically located.

(in millions)
Long-lived Assets	2015	2014	2013
Americas	$13,422	$13,151	$13,204
Europe	186	194	214
Asia-Pacific	96	83	87
Total long-lived assets	$13,704	$13,428	$13,505

Americas primarily is comprised of the United States and Canada, while Europe primarily is comprised of the United Kingdom and Luxembourg. Asia-Pacific primarily is comprised of Hong Kong, Australia, Japan and Singapore.

23. Selected Quarterly Financial Data (unaudited)

(in millions, except shares and per share data)
2015	1st Quarter(1)	2nd Quarter(3)	3rd Quarter(4)	4th Quarter(2) (5)
Revenue	$2,723	$2,905	$2,910	$2,863
Operating income	$1,067	$1,238	$1,222	$1,137
Net income(6)	$825	$826	$832	$869
Net income attributable to BlackRock	$822	$819	$843	$861
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$4.92	$4.92	$5.08	$5.19
Diluted	$4.84	$4.84	$5.00	$5.11
Weighted-average common shares outstanding:
Basic	167,089,037	166,616,558	166,045,291	165,826,808
Diluted	169,723,167	169,114,759	168,665,303	168,632,558
Dividend declared per share	$2.18	$2.18	$2.18	$2.18
Common stock price per share:
High	$380.33	$377.85	$354.54	$363.72
Low	$340.51	$344.54	$293.52	$295.92
Close	$365.84	$345.98	$297.47	$340.52

2014
Revenue	$2,670	$2,778	$2,849	$2,784
Operating income	$1,051	$1,122	$1,157	$1,144
Net income	$744	$841	$873	$806
Net income attributable to BlackRock	$756	$808	$917	$813
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$4.47	$4.79	$5.46	$4.86
Diluted	$4.40	$4.72	$5.37	$4.77
Weighted-average common shares outstanding:
Basic	169,081,421	168,712,221	167,933,040	167,197,844
Diluted	171,933,803	171,150,153	170,778,766	170,367,445
Dividend declared per share	$1.93	$1.93	$1.93	$1.93
Common stock price per share:
High	$323.89	$319.85	$336.47	$364.40
Low	$286.39	$293.71	$301.10	$303.91
Close	$314.48	$319.60	$328.32	$357.56

(1)

The first quarter of 2015 included nonrecurring tax benefits of $69 million, primarily due to the realization of losses from changes in the Company’s organizational tax structure and the resolution of certain outstanding tax matters.

(2)

The fourth quarter of 2015 included a $64 million noncash tax benefit, primarily related to the revaluation of certain deferred income tax liabilities, including the effect of tax legislation enacted in the United Kingdom.

(3)

The second quarter of 2014 included a $23 million net noncash tax expense, primarily associated with the revaluation of certain deferred income tax liabilities arising from the state and local tax effect of changes in the Company’s organizational structure. In addition, the second quarter of 2014 benefited from an improvement in the geographic mix of earnings and included a $34 million net tax benefit related to several favorable nonrecurring items.

(4)

The third quarter of 2014 included a $32 million noncash tax benefit, primarily associated with the revaluation of certain deferred income tax liabilities related to intangible assets and goodwill as a result of domestic state and local tax changes.

In addition, the third quarter of 2014 included a $94 million tax benefit, primarily due to the resolution of certain outstanding tax matters related to the acquisition of BGI. In connection with the acquisition, BlackRock recorded a $50 million indemnification asset for unrecognized tax benefits. Due to the resolution of such tax matters, BlackRock recorded $50 million of general and administration expense to reflect the reduction of the indemnification asset and an offsetting $50 million tax benefit.

(5)	The fourth quarter of 2014 benefited from $39 million of nonrecurring tax items.
(6)

During the second quarter of 2015, the Company adopted new accounting guidance on consolidations effective January 1, 2015 using the modified retrospective method.   Upon adoption, the Company recorded a change to total nonoperating income (expense) with an equal and offsetting change to noncontrolling interests for the three months ended March 31, 2015.  There was no impact to net income attributable to BlackRock, Inc. or to BlackRock’s earnings per share.

24. Subsequent Events

In November 2015, the Company announced that it had entered an agreement to assume investment management responsibilities of approximately $87 billion of cash assets under management from BofA® Global Capital Management, Bank of America’s asset management business. The transaction is expected to close in the first half of 2016, subject to customary regulatory approvals and closing conditions.  This transaction is not expected to be material to the Company’s consolidated financial condition or results of operations.

On January 14, 2016, the Board of Directors approved BlackRock’s quarterly dividend of $2.29 to be paid on March 23, 2016 to stockholders of record on March 7, 2016.

The Company conducted a review for additional subsequent events and determined that no additional subsequent events had occurred that would require accrual or additional disclosures.